Exhibit 10.6

FIRST AMENDED AND RESTATED

LOAN AGREEMENT

Lenders:

CCSD II, L.P.
Claritas Capital Specialty Debt Fund, L.P.
Harbert Mezzanine Partners III, L.P.

Collateral Agent:

Claritas Capital Specialty Debt Fund, L.P.

Borrowers:

i3 VERTICALS, LLC
i3 VERTICALS MANAGEMENT SERVICES, INC.
CP-TOPS, LLC
CP-USDC, LLC
CP-PS, LLC
CP-APS, LLC
CP-DBS, LLC
i3-RS, LLC

Dated as of January 9, 2015

-i-

(continued)

		Page
5.4	No Conflicting Law or Agreement	24
5.5	No Consent Required	24
5.6	Pending Orders	24
5.7	Pending Proceedings	24
5.8	Past Proceedings	24
5.9	Financial Statements	24
5.10	Fiscal year	24
5.11	Debt and Related Encumbrances	24
5.12	Off-Balance Sheet Transactions	24
5.13	Taxes; Governmental Charges	24
5.14	ERISA Plans	24
5.15	Title to Properties	24
5.16	Property in Borrowers' Possession	24
5.17	Locations of Property	24
5.18	Condition of Properties	24
5.19	Casualties and Extraordinary Events	24
5.20	Condemnation	24
5.21	Intellectual Property	24
5.22	Equity Interests	24
5.23	Hedge Agreements	24
5.24	Compliance With Laws	24
5.25	Environmental Compliance	24
5.26	ERISA	24
5.27	Investment Company Act	24
5.28	Personal Holding Company	24
5.29	Labor Matters	24
5.30	Regulation U	24
5.31	Affiliate Transactions	24
5.32	Capitalization	24
5.33	Permits	24
5.34	Employment Agreements	24
5.35	Management	24
5.36	Material Contracts	24
5.37	Insurance	24
5.38	Non-Compete Agreements	24
5.39	Delivery of Scheduled Agreements	24
5.40	Perfection Diligence Certificates	24
5.41	Fees/Commissions	24
5.42	Accuracy of Projections	24

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Exhibits and Schedules

Exhibit 4.1	Closing Agenda
Schedule 5.5	Required Consents
Schedule 5.6	Pending Orders
Schedule 5.7	Pending Proceedings
Schedule 5.8	Past Proceedings and Orders
Schedule 5.9	Exceptions to FInancial Statements
Schedule 5.11	Debt
Schedule 5.12	Off-Balance-Sheet Transactions
Schedule 5.13	Unpaid Taxes
Schedule 5.14	ERISA Plans
Schedule 5.17	Locations of Property
Schedule 5.18	Condition of Properties
Schedule 5.19	Casualties and Extraordinary Events
Schedule 5.20	Condemnation
Schedule 5.21	Intellectual Property
Schedule 5.22	Equity Interests
Schedule 5.23	Hedge Agreements
Schedule 5.24	Violations of Law
Schedule 5.25	Environmental Matters
Schedule 5.29	Labor Matters
Schedule 5.31	Affiliate Transactions
Schedule 5.32	Capitalization
Schedule 5.33	Permits and Licenses
Schedule 5.34	Employment Agreements
Schedule 5.35	Management
Schedule 5.36	Material Contracts
Schedule 5.37	Insurance Claims
Schedule 5.38	Non-Compete Agreements
Schedule 5.41	Fees and Commissions

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT OR AGREEMENT IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN INDEBTEDNESS TO VARIOUS LENDERS, FOR WHICH FIRST BANK IS ACTING AS ADMINISTRATIVE AGENT, AND THE LIENS ON AND SECURITY INTERESTS IN COLLATERAL SECURING THIS INSTRUMENT OR AGREEMENT ARE SUBORDINATED IN RIGHTS OF PRIORITY TO LIENS ON AND SECURITY INTERESTS IN COLLATERAL SECURING SUCH INDEBTEDNESS, IN EACH CASE PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE AMENDED AND RESTATED INTERCREDITOR AND SUBORDINATION AGREEMENT ("INTERCREDITOR AGREEMENT") DATED AS OF THE DATE HEREOF, EXECUTED BY AND BETWEEN FIRST BANK AND CLARITAS CAPITAL SPECIALTY DEBT FUND, L.P, CCSD II, L.P., AND HARBERT MEZZANINE PARTNERS III, L.P, AS LENDERS AND CLARITAS CAPITAL SPECIALTY DEBT FUND, L.P. AS COLLATERAL AGENT, AS SUCH INTERCREDITOR AGREEMENT MAY BE AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME. PAYMENTS MAY BE MADE UNDER THIS INSTRUMENT OR AGREEMENT ONLY TO THE EXTENT EXPRESSLY PERMITTED UNDER SUCH INTERCREDITOR AGREEMENT. IN CASE OF A CONFLICT BETWEEN THE TERMS OF THIS INSTRUMENT OR AGREEMENT AND THE INTERCREDITOR AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN. THIS LEGEND SHALL BE PLACED ON ANY NOTE OR OTHER INSTRUMENT OR AGREEMENT GIVEN AT ANY TIME IN SUBSTITUTION FOR OR REPLACEMENT HEREOF.

FIRST AMENDED AND RESTATED LOAN AGREEMENT

This First Amended and Restated Loan Agreement (this "Agreement") is entered into as of January 9, 2015, by i3 VERTICALS, LLC ("i3 VERTICALS"), a Delaware limited liability company formerly known as Charge Payment, LLC, 13 VERTICALS MANAGEMENT SERVICES, INC. ("i3 Management"), a Delaware corporation, CP-TOPS, LLC ("CP-TOPS"), a Delaware limited liability company, CP-USDC, LLC ("CP-USDC"), a Delaware limited liability company, CP-PS, LLC ("CP-PS It), a Delaware limited liability company, CP-APS, LLC ("CP-APS"), a Delaware limited liability company, CP-DBS, LLC ("CP-DBS"), a Delaware limited liability company; and i3-RS, LLC ("i3-RS"), a Delaware limited liability company (i3 Verticals, CP-TOPS, CP-USDC, CP-PS, CP-APS, and CP-DBS are the "Existing Borrowers," and the Existing Borrowers, i3 Management, and i3-RS are each a "Borrower" and collectively "Borrowers"); CLARITAS CAPITAL SPECIALTY DEBT FUND, L.P. ("CCSD In), a Delaware limited partnership; CCSD II, L.P. ("CCSD II"), a Delaware limited partnership; HARBERT MEZZANINE PARTNERS III, L.P. ("Harbert"), a Delaware limited partnership (together with CCSD I and CCSD II, collectively "Lenders"); and CCSD I, in its capacity as Collateral Agent for Lenders, as provided in this Agreement ("Collateral Agent").

RECITALS:

A.    Lenders, Collateral Agent, and the Existing Borrowers are parties to that Loan Agreement dated as of August 14, 2013, as amended by that First Amendment to Loan Agreement dated as of December 31, 2013, that Second Amendment to Loan Agreement and Omnibus Amendment to Loan Documents dated as of February 14,2014, that Third Amendment to Loan Agreement and Omnibus Amendment to Loan Documents dated as of May 9, 2014, and that Fourth Amendment to Loan Agreement and Omnibus Amendment to Loan Documents dated as of May 23,2014 (as amended, the "Original Loan Agreement"), pursuant to which, among other things, (i) Lenders extended to Existing Borrowers term loans in the aggregate original principal amount of $10,500,000, and (ii) Collateral Agent has agreed to serve as "Collateral Agent" for Lenders as provided therein;

B.    i3-Management and i3-RS have recently been formed as wholly-owned subsidiaries of i3 Verticals and wishes to join the Loan Agreement and certain other Loan Documents (as defined in the Loan Agreement) as an additional Borrower or other appropriate party; and

C.    Lenders, Collateral Agent, and Borrowers desire to amend and restated the Original Loan Agreement in full on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, as an inducement to cause Lenders to continue to extend the credit described in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Lenders, Collateral Agent, and Borrowers agree as follows:

ARTICLE 1.
DEFINITIONS AND CONSTRUCTION

1.1    Primary Defined Terms. As used below in this Agreement, the following capitalized terms have the meanings set forth in this Section unless the context expressly requires otherwise:
"Accountants" means Lattimore, Black, Morgan & Cain, PC or another regional or national accounting firm approved by Lenders.
"Accounting Change" means a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
"Acquisition" means (a) any Investment by any Borrower and any other Person organized in the United States (with substantially all of the assets of such Person and its Subsidiaries located in the United States), pursuant to which such Person shall become a Subsidiary of any Borrower or any of its Subsidiaries or shall be merged with any Borrower or any of its Subsidiaries or (b) any acquisition by any Borrower or any Subsidiaries thereof of the assets of any Person (other than a Subsidiary of any Borrower) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person, whether through purchase, merger or other business combination or transaction (and substantially all of such assets, division or business unit are located in the United States). With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Debt in connection therewith.
"Affiliate" means:

(i)	with respect to a specified Person,

(A)	any other Person who directly or indirectly Controls, is directly or indirectly Controlled by, or is directly or indirectly under common Control with, the specified Person;

(B)
any other Person who owns any material interest in, is owned as to any material interest by, or is under common ownership as to any material interest with, the specified Person (ownership of any Equity Interest in a Borrower, and of five percent (5%) or more of the voting Equity Interests of any other Person, shall be deemed "material" for this purpose);

(C)	any other Person who serves as a director, manager, officer, partner, executor, trustee, or similar senior management capacity with the specified Person;

(D)	any other Person with respect to which the specified Person serves as a director, manager, officer, partner, executor, trustee, or similar senior management capacity;

(E)	if a Person who is an Affiliate under any of the foregoing requirements is a natural Person, each member of such individual's Immediate Family; and

(F)	each Affiliate of each other Person deemed to be an Affiliate of the specified Person under any of the foregoing provisions;

(ii)
for purposes of this definition, the "Immediate Family" of an individual includes (A) the individual's spouse, (B) any other individual who resides with such individual, and (C) any other individual who is related to such individual or related to a Person described in the foregoing (A) or (B), in each case within the first degree; and

(iii)	notwithstanding the foregoing, Lenders shall not in any event be deemed Affiliates of Borrowers.

"Agreement" means this Loan Agreement.

"Anticipated Additional Debt" means Debt issued pursuant to the Master Note Purchase Agreement, which Debt also meets the following criteria:

(i)	if pro forma EBITDA immediately before issuing such additional Debt, giving effect for any completed acquisitions as if the Company had the benefit of a full year of operations, is $15,000,000 or greater, then unsecured Debt issued by i3 Verticals after the Closing Date (i) in compliance with all securities Laws and other Laws, (ii) with no payments of principal due prior to the Term Loan Maturity Date, (iii) providing for interest at a rate not exceeding that accruing on the Term Loans plus 3%, and (iv) for which the incurrence of such Debt will not, giving it pro forma effect, cause Borrowers to breach any financial covenant or otherwise cause a Default or Event of Default, as demonstrated by a certificate of the Chief Financial Officer of i3 Verticals delivered to Lenders at least five (5) days prior to the issuance of such Debt; and

(ii)
if pro forma EBITDA immediately before issuing such additional debt, giving effect for any completed acquisitions as if the Company had the benefit of a full year of operations, is less than $15,000,000, then unsecured Debt issued by i3 Verticals after the Closing Date (i) in compliance with all securities Laws and other Laws, (ii) with no payments of principal due prior to the Term Loan Maturity Date, (iii) providing for interest at a rate approved by the Required Lenders, in their reasonable discretion (but in no event at a rate in excess of that accruing on the Term Loans), and (iv) otherwise on terms and conditions approved by the Required Lenders, in their reasonable discretion (approvals under subsections (iii) and (v) shall not be unreasonably withheld, delayed, or conditioned).

"APS Seller Note" means that Subordinated Promissory Note dated as of May 9,2014, made by CP-APS payable to the order of Advanced Payment Solutions, LLC, a Tennessee limited liability company, in the principal amount of $1,000,000, which (i) may not be amended or modified (other than to extend the due date for payments thereunder) without the consent of Lenders, and (ii) shall be treated as Subordinated Seller Debt hereunder.

"Beneficial Owner" has the meaning provided in Rule 13d-3 under the Exchange Act.

"Borrowers" means the Borrowers named in the preamble of this Agreement and their respective successors and assigns (to the extent permitted under this Agreement).

"Borrowers' Line of Business" means the payments processing business and other activities and services directly or customarily incidental thereto.

"Business Day" means any day other than a Saturday, Sunday, or a weekday on which state or national banks located in Nashville, Tennessee, are authorized or required by law to be closed for business (any reference to a number of days is a reference to calendar days unless Business Days is expressly used).

"Capital Lease" means a lease that would be characterized under GAAP as a financed purchase rather than as an operating lease.

"Cash Equivalents" means (i) certificates of time deposits of First Bank and repurchase agreements backed by United States government securities of First Bank, or (ii) any other products similar to those described in subparagraph (i) offered by First Bank from time to time.

"CCSD I/CCSD II" means CCSD I and CCSD II, taken collectively.

"Change of Control" means the occurrence, after the date of this Agreement, of (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of securities of any Borrower (or other securities convertible into such securities) representing more than fifty percent (50%) of the combined voting power of all securities thereof entitled to vote in the election of directors (disregarding for this determination any rights of designation conditioned upon any Person's holdings of a percentage of any Units issued by i3 Verticals), or (ii) any event by which a majority of the members of the Board of Directors of i3 Verticals are no longer freely elected or freely designated by Persons who were members of i3 Verticals or holders of warrants in i3 Verticals as of the Closing Date.

"Claims" means all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, and expenses of any kind, including the reasonable fees and expenses of counsel incurred in addressing any of the foregoing.

"Closing" means the satisfaction or waiver of all conditions to, and the funding of, the Term Loans.

"Closing Date" means August 14, 2013.

"Collateral" means all Property now or hereafter securing the Obligations.

"Collateral Agent" means CCSD I, in its capacity as Collateral Agent for Lenders, its lawful successors, and any successor Collateral Agent appointed as provided in this Agreement.

"Constituent Documents" means the certificate of incorporation, charter, certificate of formation, articles of formation, bylaws, operating agreement, voting agreements, and other documents and agreements by which a legal entity is formed, maintained, and governed.

"Contingent Consideration" means any earnout payment, contingent purchase price payment, or any similar contingent payment or obligation (including any such contingent obligations evidenced by a promissory note) due or owing under the terms of any purchase or acquisition agreement executed by any Borrower in connection with any Acquisition or Investment, including, without limitation, (i) that Purchase Agreement dated as of May 9, 2014, between Advanced Payment Solutions, LLC, Jennifer Brinkman, Debbie Bowles, and CP-APS, (ii) that Purchase Agreement dated as of May 23, 2014, between Data Business Systems of Colorado, Inc., Hume Miller, and CP-DBS, (iii) that Purchase Agreement effective as of February 1, 2014, by and between Merchant Processing Solutions, LLC d/b/a Payment Systems and CP-PS, and (iv) that Asset Purchase Agreement dated as of December 31, 2014, between RentShare, Inc., certain "Owners" thereof, and i3-RS.

"Contract" means any agreement to which a Borrower is, at a relevant time, a party or by which a Borrower's properties are bound, including any management agreement, financing agreement, vendor agreement, customer agreement, indenture, mortgage, deed of trust, lease, sale agreement, or consulting agreement.

"Control" or "Controlled" means that a Person has the power to direct or cause the direction of the management and policies of another Person, whether this power exists as a matter of right, through economic compulsion, or otherwise.

"Control Agreement" means a control agreement acceptable to Collateral Agent among one or more Borrowers, a depositary bank or securities intermediary, and Collateral Agent, establishing Collateral Agent's right to control one or more accounts pursuant to Article 8 or Article 9 of the UCC.

"Daily Loan" means the loan evidenced by that Third Amended and Restated 10% Subordinated Convertible Promissory Note dated as of the Restatement Closing Date, made by i3 Verticals payable to the order of Gregory S. Daily and Collie F. Daily in the principal amount of $1,000,000.

"DBS Seller Note" means that Subordinated Promissory Note dated as of May 23, 2014, made by CP-DBS payable to the order of Data Business Systems of Colorado, Inc., a Colorado corporation, in the principal amount of $500,000, which (i) may not be amended or modified (other than to extend the due date for payments thereunder) without the consent of Lenders, and (ii) shall be treated as Subordinated Seller Debt hereunder..

"Debt" means a Person's obligations for borrowed money, including (i) the Term Loans, (ii) the Senior Loan, (iii) any other obligations evidenced by bonds, debentures, notes, or other similar instruments, (iv) any obligations in respect of Capital Leases, (v) any outstanding face amounts of letters of credit and acceptance facilities, (vi) any payment obligations secured by any Encumbrance on any asset of a Person, whether or not the Person is also personally liable therefor, (vii) any payment obligations under Hedge Agreements, and (viii) although trade obligations incurred in the ordinary course of business are not Debt, any trade obligation which remains outstanding (even with the vendor's permission) 180 days after its original due date shall constitute Debt.

"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors,

moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

"Default" means any event or condition that, but for the giving of any required notice and/or the passing of time, would be an Event of Default hereunder.

"Default Rate" means an interest rate of five percent (5.0%) per annum over the otherwise applicable rate of interest, computed on the basis of a 360-day year and actual days elapsed.

"Encumbrance" means any (i) lien securing an obligation, including the lien or security interest arising from a deed of trust, mortgage, security agreement, assignment as collateral, conditional sale, or Capital Lease and (ii) other interests and restrictions, including those arising under operating leases, options, voting agreements, use restrictions, zoning restrictions, restrictions arising under licenses, reservations, exceptions, encroachments, easements, rights-of-way, and covenants.

"Environmental Laws" means the Environmental Protection Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, and any other federal, state, or municipal law, rule, or regulation relating to air emissions, water discharge, noise emissions, solid or liquid waste disposal, hazardous or toxic waste or materials, or other environmental or health matters.

"Equipment" means "equipment" as defined in the UCC.

"Equity Interest" means any ownership interest in or right to Control any share, stock, membership interest, partnership interest, or other equity interest (regardless of how designated) of or in a corporation, limited liability company, partnership, or other Person, whether voting or nonvoting, and all options, warrants, and other rights to acquire any such an interest or right of control.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any Person, who for purposes of Title IV of ERISA, is a member of a Borrower's controlled group, or under common control with a Borrower, within the meaning of Section 414 of the IRC.

"ERISA Event" means (i) with respect to a Plan, the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC, (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041 (e) of ERISA), (iii) with respect to a Plan, the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA, (iv) the withdrawal by a Borrower or any ERISA Affiliate from a Multiple Employer Plan (as defined in ERISA) during a plan year for which it was a substantial employer, as defined in

4001(a)(2) of ERISA, (v) the failure by a Borrower or any ERISA Affiliate to make a material payment to a Plan required under Section 302(f)(1) of ERISA, (vi) the adoption of an amendment to a Plan requiring the provision of initial or additional security to such Plan, pursuant to Section 307 of ERISA, or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

"Event of Default" means the occurrence of any of the events specified in Section 9.1 as to which any requirement for notice or lapse of time has been satisfied.

"Exchange Act" means the Securities Exchange Act of 1934.

"Financial Statements" means the Financial Statements of Borrowers delivered to Lenders pursuant to Section 6.5 hereof.

"Fiscal Quarter" means any of the quarterly accounting periods of Borrowers, ending on each March 31, June 30, September 30, and December 31.

"Fiscal Year" means any of the annual accounting periods of Borrowers, ending on September 30 (Lender hereby acknowledges and consents to the change of Borrowers' Fiscal Year end from December 31, effective as of September 30, 2014).

"GAAP" means generally accepted accounting principles in the United States as in effect from time to time applied on a consistent basis, except that for purposes of Article 8, GAAP shall be determined on the basis of such principles in effect on the date hereof. In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers and the Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

"Governing Body" means the board of directors, manager(s) or board of manager(s), trustee(s), or other board, group, or other Person with the power to manage the affairs of a legal entity.

"Governmental Authority" means any arbitration authority and any governmental or quasi-governmental entity or court, including any department, commission, board, bureau, agency, administration, service, or other instrumentality of any foreign or domestic government.

"Guaranty" means any agreement of surety, guaranty, or other form of assurance as to an obligation of another Person, whether given directly or indirectly, including any obligation (i) to purchase any obligation or Property securing an obligation, (ii) to maintain working capital, net worth, or solvency of another, (iii) to purchase Property, securities or services primarily for the purpose of assuring the seller's payment of an obligation, or (iv) to otherwise assure or hold harmless the owner of an obligation against loss in respect thereof.

"Hazardous Substances" means those substances included from time to time within the definition of hazardous substances, hazardous materials, toxic substances, or solid waste under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, and such other substances that are or become regulated under any applicable local, state, or federal law or regulation addressing environmental hazards.

"Hedge Agreement" means (i) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement; (ii) any currency swap agreement, forward currency purchase agreement, or similar agreement designed to protect against fluctuations in currency exchange rates; and (iii) any forward commodity purchase agreement or similar agreement or arrangement designed to protect against fluctuations in raw materials or other commodity prices.

"Indemnitees" is defined in Section 6.17.

"Insolvency Proceeding" means any case or proceeding commenced by or against any Person as a debtor under any Debtor Relief Law.

"Inventory" means "inventory" as defined in the UCC.

"Investment" means any Borrower's acquisition of any evidence of indebtedness or other securities (other than the acquisition of Cash Equivalents in the ordinary course of business) of, make any loan or advances to, guarantee any obligations of, or make any investment (other than the acquisition of Cash Equivalents in the ordinary course of business) in, any other Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person.

"IP" means patents, trademarks, copyrights, trade secrets, trade names, service names, service marks, Internet domain names, and any other intellectual property recognized under any Law, and all applications and licenses therefor.

"IPO" means an offering of equity securities for which a registration statement is filed under the Securities Act.

"IRe" means the Internal Revenue Code of 1986.

"Knowledge" means the actual knowledge or belief of any officer or member of the Governing Body of a Borrower.

"Law" means applicable constitutional provisions, statutes, codes, acts, ordinances, rules, regulations, orders, common law, principles of equity, and other legal requirements issued by or applied by Governmental Authorities.

"Lenders" means the Lenders named in the preamble hereof, their successors and permitted assigns.

"Liquidity" means cash, Cash Equivalents and availability under the Revolving Commitment (as defined in the Senior Loan Agreement).

"Loan Documents" means, collectively, this Agreement, the Term Loan Notes, the Warrants, and each other writing that evidences, secures, or otherwise relates to the Term Loans, whenever delivered.

"Master Note Purchase Agreement" means that Master Note Purchase Agreement among i3 Verticals and the several purchasers from time to time parties thereto, dated effective February 14, 2014 (as may be amended from time to time in accordance with its terms).

"Material Adverse Change" means any material and adverse change in the business, Properties, financial condition or operations of a Person or its subsidiaries (taken as a whole) or in the validity of any of the Loan Documents. To avoid doubt, (i) the use of a Material Adverse Change to accelerate the maturity of the Obligations is subject to TCA Section 47-1-309, which allows such use by a lender "only if that party in good faith believes that the prospect of payment or performance is impaired," and (ii) a termination of a Material Contract does not in itself mean that a Material Adverse Change has occurred.

"Material Adverse Effect" means any event or condition which, singly or in the aggregate with other events or conditions, would cause a Material Adverse Change.

"Material Contracts" is defined in Section 5.36.

"Maximum Lawful Amount" is defined in Section 11.1.

"Obligations" means all present and future obligations of Borrowers under the Loan Documents (i) to pay principal, interest, and expenses arising under the Loan Documents (including all interest and expenses that accrue after the commencement of any Insolvency Proceeding, whether or not allowed in such case or proceeding), (ii) to perform all indemnities and other monetary and non-monetary obligations arising under the Loan Documents, whether absolute or contingent, and (iii) to pay and perform all other debts and other obligations of a Borrower to Lenders and to Collateral Agent, whether arising by contract, tort, guaranty, or otherwise, whether or not the advances or events creating such debts or other obligations are presently foreseen.

"Order" means any money judgment, injunction, order, decree, or other such action of any Governmental Authority, whether or not final.

"PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

"Perfection Diligence Certificates" means the Perfection Diligence Certificates delivered to Collateral Agent in connection with this Agreement.

"Permits" means all permits, licenses, authorizations, and other formal approvals issued by Governmental Authorities.

"Permitted Acquisition" means any Acquisition by the Borrower that occurs subject to the satisfaction of the following conditions:

(i)
before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Borrower set forth in the Loan Documents shall be and remain true and correct in all material respects;

(ii)
before and after giving effect to such Acquisition, on a Pro Forma Basis, Borrowers are in compliance with each of the financial covenants set forth in Article 8, measuring and calculating the financial covenants set forth in Article 8 as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 6.5(a) or (c) as if such Acquisition had occurred, and any Debt incurred in connection therewith was incurred, on the first (1st) day of the relevant period for testing compliance, and Borrowers shall have delivered to Lenders a pro forma compliance certificate signed by a Responsible Officer certifying to the foregoing at least fifteen (15) days (or such shorter period as Lenders may permit) prior to the date of the consummation of such Acquisition;

(iii)
at least ten (10) days (or such shorter period as Lenders may permit) prior to the date of the consummation of such Acquisition, Borrowers shall have delivered to Lenders notice of such Acquisition, together with historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including, to the extent required by the underlying acquisition agreement, financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by any Lenders;

(iv)	such Acquisition is consensual and approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;

(v)	the Person or assets being acquired is in the same type of business conducted by Borrowers on the date hereof or any business reasonably related thereto;

(vi)
such Acquisition is consummated in compliance with all Laws, and all consents and approvals from any Governmental Authority or other Person required in connection with such Acquisition and the pledge of assets to the Collateral Agent with respect to such Acquisition have been obtained;

(vii)	before and after giving effect to such Acquisition and any Debt incurred in connection therewith, each Borrower is Solvent;

(viii)
after giving effect to such Acquisition and any Debt incurred in connection therewith, Liquidity (that is either unencumbered or in accounts controlled by Collateral Agent) of Borrowers is at least $2,500,000;

(ix)
the Acquisition is for a total purchase price (including management's best estimate at closing of the Acquisition of Contingent Consideration that will ultimately be paid in connection with such Acquisition) below $10,000,000;

(x)
Borrowers shall execute and deliver to execute and deliver, at the closing of the Acquisition (or such longer period as Lenders may permit) all collateral documents and other related documents required under Section 6.20 and within the timeframe described in Section 6.20;

(xi)	Borrowers have delivered to the Lenders a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied; and

(xii)
any Acquisition (including management's best estimate at closing of the Acquisition of Contingent Consideration that will ultimately be paid in connection with such Acquisition) that exceeds a purchase price of $3,500,000 will require third party due diligence acceptable to the Lenders.

"Permitted Disposition" means (i) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business, and (ii) the sale or other disposition of assets in the ordinary course of business, in each case made in the absence of an Event of Default and so long as the net proceeds from any asset sale or any series of related asset sales (other than sales of inventory in the ordinary course of business) in excess of $250,000 shall be applied to the Term Loan (as defined in the Senior Loan Agreement).

"Permitted Encumbrances" means all ofthe following:

(i)	Encumbrances securing any of the Obligations;

(ii)	Encumbrances securing the Senior Loan;

(iii)	Encumbrances presently securing other Debt as described in Schedule 5.11;

(iv)	Encumbrances secunng Purchase Money Security Interests permitted under Section 7.1;

(v)
Encumbrances securing Taxes not yet delinquent or, if reserve has been made therefor as required by GAAP, those which are due but are being contested in good faith by appropriate action promptly initiated and diligently conducted;

(vi)
mechanics', repairmen's, materialmen's, and other like liens arising from isolated transactions by operation of law in the ordinary course of business securing accounts that are not delinquent or that are being contested diligently and in good faith by appropriate proceedings and as to which Borrowers have set aside reserves on their books in accordance with GAAP or the payment of which obligations are otherwise secured in a manner satisfactory to the Required Lenders (to avoid doubt, landlord's liens are not Permitted Encumbrances and Lenders may require their waiver or subordination);

(vii)
zoning ordinances, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions, and other such Encumbrances on real property not securing monetary obligations and which are of a type customarily placed on real property and do not materially impair the value of the affected Property;

(viii)
Encumbrances arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies covering deposit or securities accounts, but only to the extent securing administrative charges unless otherwise expressly permitted under the applicable Control Agreement;

(ix)
pledges or deposits under workers' compensation, unemployment laws, social security, or other similar statutory obligations made in the ordinary course of business and securing obligations that are not delinquent;

(x)	reasonable and necessary cash deposits made in the ordinary course of business to secure the performance of utility contracts and other such contracts for which pledges or deposits are customary; and

(xi)	Encumbrances granted to any settlement bank, sponsor bank and/or processor in funds, instruments or deposit accounts held by such entities, but only so long as (i) such Encumbrances are granted in the ordinary course of business under the terms of a sponsorship or processing agreement to which any Borrower is a party and, (ii) such Encumbrances secure only ordinary course liabilities arising under any such sponsorship or processing agreement, and (iii) such Encumbrances do not extend to any Property of any Borrower other than that held by the other party to such sponsorship or processing agreement and the amount of such Encumbrances shall not exceed the amount owed by Borrowers under any such agreement.

"Permitted Equity" means Equity Interests issued by a Borrower after the Closing Date that are (i) approved by the Required Lenders, or (ii) are not approved by the Required Lenders, but which (A) do not impose upon a Borrower any obligation of redemption, payment of dividends, or like obligation, unless expressly subordinate to the full payment of the Obligations, and (B) to the extent required to be pledged pursuant to Section 6.4(c) hereof, are when issued made subject to a first priority perfected security interest in favor of Collateral Agent pursuant to documents approved by Collateral Agent in the instance.

"Permitted Tax Distribution" is defined in Section 7.3.

"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority, and any other form of legally recognized entity.

"Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by a Borrower or any ERISA Affiliate of a Borrower and covered by Title IV of ERISA or to which Section 412 of the IRC applies.

"Pro Forma Basis" means, (i) with respect to any Person, business, property or asset acquired in a Permitted Acquisition or other Acquisition approved in writing by Lenders, the inclusion as "EBITDA" of the Acquisition EBITDA mutually agreed upon by Borrowers, Lenders, and the Senior Lender, for such Person, business, property or asset as if such Permitted Acquisition or Acquisition had been consummated on the first (1 st) day of the applicable period, based on historical results accounted for in accordance with GAAP, and (ii) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from "EBITDA" of the EBITDA for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period, in accordance with GAAP.

"Proceeding" means any litigation, arbitration, administrative proceeding, tax audit, investigation, or other action, proceeding, or formal investigation undertaken by or through any court or other Governmental Authority.

"Property" or "Properties" means any interest in any kind of property, whether real, personal, or mixed, or tangible or intangible.

"Pro Rata" means an apportionment based upon the relative principal amounts of the Term Loans (being 50% Harbert, 25% CCSD I, and 25% CCSD II as of the Closing Date).

"Pro Rata Share" means a share determined on a Pro Rata basis.

"Purchase Money Security Interests" means Encumbrances securing purchase money obligations (including Capital Leases) made to acquire or construct Equipment, which Encumbrance (i) is perfected within twenty (20) days after acquisition thereof, (ii) does not secure a principal amount exceeding the purchase price of the Equipment, (iii) secures an obligation that is payable on an approximately level basis over a period that does not exceed the useful life ofthe asset, and (iv) only encumbers the asset so purchased.

"Required Lenders" means Lenders owning more than half of the total outstanding principal balance of the Term Loans.

"Responsible Officer" means either the president, vice president, chief financial officer, treasurer or secretary of Borrowers or such other representative of Borrowers as may be designated in writing by anyone of the foregoing.

"Restatement Closing Date" means the date of this Agreement.

"SBA" means the United States Small Business Administration.

"SBIC Act" means the Small Business Investment Act of 1958.

"SEC" means the United States Securities and Exchange Commission (or any other federal agency at that time administering the Securities Act and/or the Exchange Act).

"Securities Act" means the Securities Act of 1933.

"Security Agreement" means that Security Agreement dated as of August 14, 2013, by and among Existing Borrowers and Collateral Agent, as amended, modified, or restated from time to time.

"Seller Notes" means collectively, the DBS Seller Note, the APS Seller Note, and any other note or purchase price obligation executed at any time by any Borrower in favor of any seller in connection with any Acquisition or Permitted Acquisition (other than a note evidencing Contingent Consideration).

"Senior Lender" means a lender who extends credit to Borrowers that is subject to a Senior Subordination Agreement, and its successors and permitted assigns and replacements.

"Senior Loan" means Debt held by Senior Lender and which is subject to and permitted under a Senior Subordination Agreement.

"Senior Loan Agreement" means that Amended and Restated Term Loan Agreement and Revolving Loan Agreement dated as of the date hereof among Borrowers, certain lenders signatory thereto, and First Bank, as Administrative Agent for such lenders (as may be amended from time to time in accordance with its terms and the Senior Subordination Agreement).

"Senior Subordination Agreement" means a subordination agreement with a Senior Lender in form and substance approved and executed by Collateral Agent and Lenders, pursuant to which Collateral Agent's and each Lender's rights are made subordinate to the rights of the Senior Lender in certain respects. Without limiting in any respect Collateral Agent's and each Lender's discretion in approving other terms and conditions of a Senior Subordination Agreement, Collateral Agent and Lenders shall be under no obligation to consider such an agreement if it (i) permits Senior Debt exceeding 110% of the principal debt committed by the Senior Lender, (ii) imposes payment blockage or a remedies standstill without written notice to Lenders, (iii) imposes payment blockage for more than one hundred eighty (180) days on account of defaults other than monetary defaults, (iv) imposes a remedies standstill period that extends for more than one hundred eighty (180) days or that impairs Lenders' ability to charge the Default Rate or to obtain equitable relief for non-monetary breaches by Borrowers, (v) requires the release of Collateral Agent's security interest in consensual dispositions of Borrower's assets, (vi) permits the amendment of the senior loan documents without Collateral Agent's and each Lender's consent in any way that would make the documents less advantageous to Borrowers in any material respect, (vii) encumbers or restricts remedies regarding the key man life insurance on Greg Daily or the Equity Interests of i3 Verticals that are required to secure the Obligations, or (viii) materially impairs the ordinary rights that Collateral Agent and Lenders would have in a Borrower's bankruptcy case.

"Solvent" means, as to any Person, that as of the date of determination, (i) the fair value of the Property of such Person is greater than the total amount of liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured, and (iii) such Person does not intend to, or believe or reasonably should have believed that such Person will, incur liabilities beyond its ability to repay as they become due.

"Subordinated Seller Debt" means unsecured Debt that the Required Lenders may approve and that is held by a seller to a Borrower of assets or of Equity Interests in a Permitted Acquisition, which Debt is subject to a subordination agreement in form and substance approved and executed by Collateral Agent, and pursuant to which Collateral Agent's and each Lender's rights are made senior to the rights of the seller. Collateral Agent may require that such Debt is deeply subordinated and favorable to Collateral Agent and Lenders in all respects, including an unlimited payment blockage and standstill period as to all remedies during the continuation of an Event of Default.

"Subrogation Rights" means all rights of indemnity, exoneration, subrogation, contribution, and any other such rights that may apply among Borrowers respecting the Obligations.

"Subsidiary" means, with respect to any Person (the "parent"), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Taxes" means all taxes and other assessments and remittance obligations imposed by any Governmental Authority on a Borrower or on any of its Properties.

"Term Loans" is defined in Section 2.1.

"Term Loan Maturity Date" is defined in Section 2.8.

"Term Loan Notes" means those three Secured Term Loan Notes dated as of the Closing Date made by Borrowers payable to the order of the respective Lenders in the amount of their respective Term Loans.

"UCC" means the Uniform Commercial Code as adopted in the State of Tennessee.

"USDC" means U.S. Data Capture, Inc., a New York corporation.

"USDC Partners" means USDC Partners, LLC, a New York limited liability company.

"Warrants" means the Warrants issued to Lenders on the Closing Date Pro Rata, which provide for the rights to purchase in the aggregate up to 9.5% of i3 Verticals's fully-diluted common equity as of the Closing Date.

1.2    Additional Defined Terms. Certain defined terms are defined elsewhere in the body of this Agreement and the other Loan Documents. Additional definitions related primarily to financial covenants are set forth in Article 8.

1.3    Computations; Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of any Loan Document, such determination or computation shall be made in accordance with GAAP to the extent applicable and except as may be otherwise specified. If a change in GAAP after the Closing Date would require a change affecting the calculation of any requirement under this Agreement, then Lenders and Borrowers shall negotiate in good faith for the amendment of the affected requirements; provided, however, until and unless such an amendment is agreed upon, the requirements of this Agreement shall remain as written and compliance therewith shall be determined according to GAAP as in effect prior to the change.

1.4    Standards for Consent Whenever any Loan Document conditions any matter upon the approval, consent, specification of requirements by, or other such act of a Lender or Collateral Agent, such actions shall be deemed taken or withheld only as such Lender or Collateral Agent may elect in writing (whether or not the specific provision requires a writing) in its sole and absolute discretion, unless another standard is expressly stated.

1.5References to Documents. Any reference in a Loan Document to another document shall include all schedules, exhibits, supplements, and addenda thereto (however denominated) and shall include such documents as they may be amended, modified, supplemented, or restated from time to time, unless (i) otherwise expressly specified, or (ii) such amendment, modification, supplementation, or restatement is prohibited by any Loan Document.

1.6References to Laws. Unless otherwise specified, any reference in a Loan Document to a Law, means (i) such Law as in effect as of the Closing Date and as it may hereafter be amended and (ii) all future substitutions for such Law.

1.7    References to this Agreement. "Herein," "hereof' and words of similar import in the Loan Documents refer to the entire document in which they appear and not to any particular provision thereof, unless otherwise expressly stated. References to Articles, Sections, Exhibits, or Schedules are to those included in this Agreement unless otherwise specified.

1.8    Other Interpretive Conventions. Except where a Loan Document expressly provides otherwise, (i) the word "includes" and variants thereof mean "including, but not limited to", (ii) the disjunctive "or" includes the conjunctive ("and/or"), and (iii) the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms thereof (without limitation, any requirement of "Borrowers" or "all Borrowers" shall apply to Borrowers both jointly and severally).

ARTICLE 2.
TERM LOANS

2.1    Amount of Term Loans; Term Loan Notes. Lenders severally and not jointly agree to lend to Borrowers the aggregate sum of Ten Million Five Hundred Thousand and No/100 Dollars ($10,500,000.00) (the "Term Loans"), on the terms and conditions set forth in this Agreement. The Term Loans shall be further evidenced by the Term Loan Notes. The Term Loans shall be allocated between Lenders as follows:

CCSD II	$2,625,000

CCSD I	$2,625,000

Harbert	$5,250,000

2.2    Use of Proceeds. The proceeds ofthe Term Loans have been used to fund certain permitted acquisitions by the Borrowers, to pay transaction costs of such transactions and this Agreement, and to provide working capital to Borrowers.

2.3    Advances. The Term Loans shall be disbursed by Lenders Pro Rata in an advance made on the Closing Date in the amount of Nine Million and No/l00 Dollars ($9,000,000.00) (the "Initial Advance") and an advance made on a subsequent date on or before December 31, 2013, in the amount of One Million Five Hundred Thousand and No/100 ($1,500,000.00) (the "Second Advance").

2.4Accrual of Interest. Interest shall accrue on the outstanding principal balance of the Term Loans at the rate of twelve percent (12.0%) per annum (based upon a 360-day year and actual days elapsed); provided, however, upon the occurrence and during the continuation of an Event of Default, Interest shall accrue at the Default Rate.

2.5Interim Payments of Interest. Interest on the Term Loans shall become due in arrears on the first day of each month, commencing September 1, 2013.

2.6Voluntary Prepayments of Principal. Borrowers may voluntarily prepay principal of the Term Loans, in whole or in part, without premium or penalty; provided, however, that any prepayment must be made upon at least five (5) calendar days' prior written notice to Lenders.

2.7Mandatory Prepayment of Principal. Borrowers shall cause the direct payment by the insurer to Collateral Agent of any proceeds of life insurance on Greg Daily that is assigned to Collateral Agent to secure the Obligations, and these proceeds shall be applied to expenses, then interest, and then principal included in the Obligations as a prepayment of the Obligations.

2.8Final Payment of All Amounts. All remaining principal, interest, and other Obligations shall become due in full upon the first to occur of (i) an IPO, (ii) acceleration due to an Event of Default, or (iii) February 13, 2019 (the "Term Loan Maturity Date").

2.9    Late Fee. If any payment of principal, interest, fees, or expenses due to Lenders respecting the Term Loans is not paid within ten (10) days after it is due, a late fee of five percent (5%) of such amount shall accrue and be immediately due and payable. The delay of the accrual of this late fee does not evidence or imply any obligation upon Collateral Agent or Lenders to forbear in the exercise of remedies available upon an Event of Default.

2.10    Processing Fee. Borrowers shall pay to Lenders Pro Rata a processing fee in the total amount of One Hundred Eighty Thousand and No/l00 Dollars ($180,000.00) upon funding of the Initial Advance at the Closing and Thirty Thousand and No/l00 Dollars ($30,000.00) upon funding of the Second Advance.

2.11Pro Rata Direct Payments. All Payments of principal and interest respecting the Tenn Loans shall be paid by Borrowers directly to the respective Lenders, Pro Rata.

2.12Manner of Payment. All payments on the Term Loans shall be made by bank draft, unless the applicable Lender requires payment by wire or another commercially reasonable method.

2.13Value of Warrants. Borrowers and Lenders agree that for tax and accounting purposes, reasonable values of the Warrants as of the Closing Date are as set forth below, and they will take accounting and tax positions consistent with these valuations.

Warrant Issued to:	Value:

CCSDI	$0.00
CCSD II	$0.00
Harbert	$0.00

ARTICLE 3.
RELATIONSHIP OF BORROWERS

Borrowers jointly and severally warrant and represent to Lenders and Collateral Agent, and agree with Lenders and Collateral Agent, as follows:

3.1    Joint and Several Liability. Borrowers are interdependent for their operational and financial needs, and they, Lenders, and Collateral Agent intend that each Borrower be jointly and severally liable for each monetary obligation, warranty, and covenant obligation arising under this Agreement. This Agreement is fair to all Borrowers, and the delivery of funds to a Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to all Borrowers for the purpose of jointly and severally binding them and their assets to secure the Obligations. Lenders and Collateral Agent may enforce this Agreement against a Borrower without first making demand upon or instituting collection proceedings against any other Borrower.

3.2    Funding Requests and Administration. A Borrower may act on behalf of all Borrowers for the purpose of giving and receiving notices and otherwise acting in the administration of this Agreement. Any dealing of a Borrower with Lenders or Collateral Agent under this Agreement or any other Loan Document shall be deemed for the benefit of, and on behalf of, all Borrowers.

3.3    Unconditional Obligation. The unconditional liability of each Borrower for the entire amount of the Obligations shall not be impaired by any event whatsoever (other than the discharge of such Borrower by indefeasible payment in cash), including, without limitation, the merger, consolidation, dissolution, cessation of business, or liquidation of any other Borrower; the financial decline or bankruptcy of any other Borrower; the failure of any other party to guarantee the Obligations or to provide collateral therefor; Collateral Agent's or any Lender's compromise or settlement with or without release of any other Borrower, with or without reservation of rights; Collateral Agent's or any Lender's release of any collateral for the Obligations, with or without notice to a Borrower; Collateral Agent's or any Lender's forbearance in the exercise of any available remedies, including the failure to file suit against any other Borrower; Collateral Agent's or any Lender's failure to give a Borrower notice of default; the unenforceability of the Obligations against any other Borrower due to bankruptcy discharge, affirmative defense, counterclaim, or for any other reason; Collateral Agent's or any Lender's acceleration of the Obligations; the extension, modification, or renewal of the Obligations; Collateral Agent's or any Lender's failure to undertake or exercise diligence in collection efforts against any party or Property; the termination of any relationship of a Borrower with any other Borrower, including, without limitation, any relationship of commerce or ownership; a Borrower's change of name or use of any name other than the name used to identify such Borrower in this Agreement; or a Borrower's use of the credit extended by Lenders for any purpose whatsoever.

3.4    Subrogation Rights. Borrowers' respective Subrogation Rights with respect to the Obligations are not impaired by this Agreement and are appropriately taken into account in determining that each Borrower is Solvent. Settlement responsibilities for the Obligations among Borrowers shall be allocated in the application of Subrogation Rights as to best uphold the validity of this Agreement and to give effect to Section 3.5; provided, however, each Borrower agrees not to make any claim against or seek any payment directly or indirectly from another Borrower with respect to any Subrogation Right until the Obligations have been indefeasibly paid in full.

3.5    Savings Provision. If, notwithstanding the contrary agreement and intention of the parties hereto, the liability of a Borrower hereunder for the entire amount of the Obligations shall be subject to avoidance, reduction, or limitation under any state or federal fraudulent conveyance law or other Law that may be determined to be applicable, the liability of such Borrower shall be limited to the maximum amount for which such Borrower may be liable without legal impairment.

3.6    Independent Existence. The joint and several liability of Borrowers for the Obligations does not impair their separate legal existence, and Borrowers warrant and represent that they do, and agree that they shall continue to, conduct their affairs so as to maintain their separate legal existence.

ARTICLE 4.
CONDITIONS

4.1    Documentary Conditions to Initial Advance. As conditions to the funding of the Initial Advance, Lenders and Collateral Agent shall have received all of the documents required for delivery at the Closing in the Closing Agenda appended hereto as Exhibit 4.1, which documents shall be, in the discretion of Lenders, Collateral Agent, and their counsel, sufficient to:

(i)	establish the existence and authority of all Borrowers and other Persons executing Loan Documents;

(ii)	evidence the Obligations;

(iii)	secure the Obligations with the real and personal property Collateral provided by Borrowers, with the priority required in this Agreement;

(iv)	provide assurances to Lenders from landlords of Borrowers' locations (if not available at the Closing, such assurances shall be delivered within forty-five (45) days after the Closing);

(v)
provide Control Agreements with respect to Borrowers' deposit and securities accounts, approved by Lenders (if not available at the Closing, such documents shall be delivered within forty-five (45) days after the Closing);

(vi)	evidence that the required key man insurance on Greg Daily is in effect and pledged to secure the Obligations;

(vii)	secure the Obligations with the Equity Interests of i3 Verticals, with the priority required in this Agreement;

(viii)	evidence that all other required insurance is in effect;

(ix)	evidence the issuance of the Warrants;

(x)	evidence Borrowers' counsel's opinions as to customary matters;

(xi)	comply with all applicable SBA Laws;

(xii)	evidence the subordination of the Daily Loan; and

(xiii)	otherwise serve such purposes incidental to the Closing as Lenders or Collateral Agent may reasonably require.

4.2Additional Conditions to Initial Advance. As conditions to the funding of the Initial Advance, the following additional conditions shall have been satisfied in a manner approved by Lenders and their counsel:

(i)
satisfactory completion of financial, accounting, tax, management, legal, environmental, insurance, industry, compliance, vendor, customer, and other due diligence by Lenders and their diligence consultants;

(ii)	Lenders' satisfaction that the combined EBITDA of Borrowers (including the historical EBITDA of USDC, adjusted as Lenders may require) will be at least $2,100,000 at the Closing;

(iii)	Lenders' approval of the final sources and uses of funds, including transaction fees;

(iv)	Lenders' approval of employment agreements, non-compete agreements, non-solicitation agreements, and other such agreements with all key employees of Borrowers;

(v)	Lenders' approval of all Material Contracts;

(vi)	the approval of Lenders' Investment Committees shall have been obtained;

(vii)	there must be no Material Adverse Change respecting a Borrower since the date of their applicable Financial Statements;

(viii)	Borrowers' payment of all of Lenders' reasonable out-of-pocket diligence expenses and the fees and expenses of Lenders' counsel; and

(ix)	such other conditions as Lenders or Collateral Agent may reasonably require.

4.3Documentary Conditions to Second Advance. As conditions to the funding of the Second Advance, Lenders and Collateral Agent shall have received:

(i)
all of the documents that were conditions to the Initial Advance and additional documents to in like manner evidence and secure the Obligations and Collateral Agent's security interests and liens securing the Obligations, taking into account the acquisition of assets of USDC Partners;

(ii)	copies of all documents evidencing the Acquisition of USDC Partners;

(iii)	a written request for advance at least ten (10) days prior to the date on which the closing of the Acquisition of USDC Partners, and the Second Advance, are to occur; and

(iv)
a closing certificate issued by Borrowers as of the date of the Second Advance, confirming (i) the accuracy of all representations and warranties made in this Agreement (updated to be effective as of the making of the Second Advance and giving effect to the Acquisition of USDC Partners) and (ii) the absence of any Default, any Event of Default, and any Material Adverse Change.

4.4Additional Conditions to Second Advance. As conditions to the funding of the Second Advance, the following additional conditions shall have been satisfied in a manner approved by Lenders and their counsel:

(i)
Lenders' satisfaction that all conditions to the Initial Advance listed in Section 4.2 were satisfied and, to the extent applicable, remain so as ofthe making of the Second Advance (to avoid doubt, this does not require additional Investment Committee approval);

(ii)	Lenders' satisfaction that the combined EBITDA of Borrowers (including the historical EBITDA of USDC Partners, adjusted as Lenders may require) will be at least $2,100,000 at the Closing;

(iii)	the absence of a Default or Event of Default; and

(iv)	the absence of a Material Adverse Change.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES

As an inducement to cause Lenders and Collateral Agent to enter into the Loan Documents, Borrowers jointly and severally represent and warrant to Collateral Agent and Lenders as follows as of the Restatement Closing Date:

5.1Capacity. Each Borrower is an entity of the type denoted in the preamble of this Agreement and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation. Each Borrower is qualified to do business as a foreign entity in all jurisdictions that require such qualification. Each Borrower exists and operates in full accordance with its Constituent Documents. Each Borrower has the full power and authority to own its Properties and to carryon its business as now being conducted and as proposed to be conducted after the execution of this Agreement, and to execute, deliver, and perform under the Loan Documents.

5.2Authorization. The execution, delivery, and performance of the Loan Documents by each Borrower have been duly authorized by all requisite action of its Governing Body, owners of its Equity Interests, and any other Persons required under its Constituent Documents.

5.3Binding Obligations. The Loan Documents have been duly executed and delivered to Lenders and Collateral Agent and are the legal, valid, and binding obligations of each Borrower, enforceable in accordance with their respective terms, subject only to principles of equity and laws applicable to the rights of creditors generally, including bankruptcy laws.

5.4No Conflicting Law or Agreement. The execution, delivery, and performance of the Loan Documents by the respective Borrowers do not and will not (i) breach, cause a default under, conflict with, cause any Encumbrance to arise under, or cause any economic, governance, or management rights to change under, any provisions of the Constituent Documents of a Borrower, (ii) violate any Law to which a Borrower is subject or by which any of its Properties are bound, (iii) violate the terms of any Order applicable to a Borrower or any of its Properties, (iv) violate or impair any Permit necessary to a Borrower's operations, or (v) breach, cause a default under, conflict with, cause any Encumbrance to arise under, or cause any economic, governance, or management rights to arise or change under, any Contract.

5.5    No Consent Required. Except as listed in Schedule 5.5, the execution, delivery, and performance of the Loan Documents by Borrowers do not require the consent or approval of, or the giving of notice to, any Person except for (i) consents required under Borrowers' respective Constituent Documents, all of which consents have been finally obtained and remain in effect, and (ii) the filing of Loan Documents and the taking of other actions expressly provided for in the conditions to closing stated in this Agreement.

5.6Pending Orders. Schedule 5.6 lists all Orders to which a Borrower is a party or by which a Borrower or its Properties are or would be otherwise affected. Borrowers are in full compliance with all such Orders.

5.7Pending Proceedings. Schedule 5.7 lists all pending and threatened Proceedings to which a Borrower is (or if only threatened, would) be a party or by which a Borrower or its Properties are or would be otherwise affected.

5.8Past Proceedings. Schedule 5.8 lists all Proceedings and Orders that are no longer pending or threatened but to which a Borrower has been a party or by which a Borrower or its Properties were otherwise affected, in each case since their formation.

5.9Financial Statements. Except as listed in Schedule 5.9, (i) the financial statements of Borrowers have been prepared in accordance with GAAP (subject to year-end adjustments and footnotes) and present fairly in all material respects the financial condition of Borrowers as of the date stated therein, and (ii) no Material Adverse Change has occurred to any Borrower since the date of the most recent such financial statements.

5.10Fiscal Year. Each Borrower's Fiscal Year ends on September 30 of each year.

5.11Debt and Related Encumbrances. Schedule 5.11 is a list of all Debt of each Borrower other than the Term Loans and a description of collateral securing the Debt so listed.

5.12Off-Balance Sheet Transactions. Except as listed in Schedule 5.12, no Borrower is a party to any sale-leaseback transaction, securitization, sale of accounts, financial accommodations with Affiliates, or any other transactions that could be construed as off-balance-sheet financing methods.

5.13Taxes; Governmental Charges. Each Borrower has filed or caused to be filed all tax returns (including informational returns) required by Law. Each Borrower has paid, or made adequate provision for the payment of, all Taxes that are due or are alleged to be due by any Governmental Authority, except for such Taxes, if any, that (i) are being contested in good faith by appropriate proceedings, (ii) for which adequate reserves have been provided, and (iii) are described in Schedule 5.13. No extension of time for the assessment of Taxes or the filing of any return by a Borrower is in effect.

5.14ERISA Plans. Schedule 5.14 lists all Plans which a Borrower has sponsored or to which it has made any contributions.

5.15Title to Properties. Each Borrower has good and marketable title to its Properties, free and clear of all Encumbrances, except for Permitted Encumbrances.

5.16Property in Borrowers' Possession. Borrowers are not in possession of a material amount of Property belonging to Persons other than Borrowers. Without limitation, Borrowers do not possess any Property held by them on consignment from other Persons.

5.17Locations of Property. Except for immaterial amounts of Property temporarily in the possession of vendors for repairs and other incidental purposes in the ordinary course of business, all of Borrowers' Property is located at (i) Borrowers' locations listed in Schedule 5.17, and (ii) those additional locations described in Schedule 5.17.

5.18Condition of Properties. Except as listed in Schedule 5.18, each Borrower's material Properties are in good condition, ordinary obsolescence and wear and tear excepted, and are sufficient for the operation of such Borrower's business.

5.19Casualties and Extraordinary Events. Except as listed in Schedule 5.19, neither the business nor the Property of a Borrower is impaired or under threat of impairment in any way that could have a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike, or other labor disturbance, embargo, requisition, or taking of Property, cancellation of Contracts or Permits, concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, acts of God or of any public enemy, or any other force majeure.

5.20Condemnation. Except as listed in Schedule 5.20, no Property of a Borrower is subject to any condemnation or other such Proceeding or, to Borrowers' Knowledge, is subject to a threat thereof.

5.21Intellectual Property. Schedule 5.21 lists all material IP necessary to the operation of Borrowers' business (other than licenses of off-the-shelf software) and sets forth the registration information for all IP that has been registered with any Governmental Entity. Each Borrower (i) owns or possesses adequate licenses or other rights to use all IP as to entitle it to conduct its business as presently conducted, without infringement upon the rights of any Person, is in compliance in all material respects with all IP rights granted by other Persons, (iii) has taken reasonable steps to protect its proprietary interests in its IP, and (iv) has no Knowledge of any infringement or any adverse claim affecting its use of any such IP.

5.22    Equity Interests. Except as listed in Schedule 5.22, no Borrower owns any Equity Interests.

5.23    Hedge Agreements. Except as listed in Schedule 5.23, no Borrower is a party to any Hedge Agreement.

5.24    Compliance With Laws. Except as listed in Schedule 5.24, no Borrower is in violation of any Law to which it or any of its Properties are subject in any respect that could have a Material Adverse Effect, and to Borrowers' Knowledge, there are no outstanding citations, notices, investigations, or orders of noncompliance issued to a Borrower relating to any Law.

5.25    Environmental Compliance. Except as listed in Schedule 5.25, (i) each Borrower has complied with, and its Properties are owned and operated in compliance with, all Environmental Laws, except as could not in the aggregate have a Material Adverse Effect, and (ii) there have been no citations or notices of non-compliance of Environmental Laws issued to a Borrower.

5.26ERISA. Borrowers are in compliance in all material respects with ERISA and all other applicable laws governing any Plan to which it is a party. No reportable Event presently exists or is threatened.

5.27Investment Company Act. No Borrower is an "investment company" under the Investment Company Act of 1940.

5.28Personal Holding Company. No Borrower is a "personal holding company" as defined in Section 542 of the IRC.

5.29Labor Matters. Except as set forth in Schedule 5.29, (i) no Borrower is subject to any collective bargaining agreement or any Order requiring it to recognize, deal with, or employ any Person, (ii) no demand for collective bargaining has been asserted against a Borrower by any union or organization, (iii) no Borrower has experienced any strike, labor dispute, slowdown, or work stoppage due to labor dispute, and (iv) to Borrowers' Knowledge, there is no such strike, dispute, slowdown, or work stoppage threatened against a Borrower.

5.30Regulation U. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). No proceeds of the Term Loans will be used to purchase or carry any such margin stock.

5.31Affiliate Transactions. Except as listed in Schedule 5.31, no Borrower is or has been within the past three (3) years a party to any Contract with or for the benefit of any of its Affiliates, other than (i) obligations under its Constituent Documents, (ii) Contracts among Borrowers, and (iii) employment agreements otherwise disclosed pursuant to this Agreement.

5.32Capitalization.

(a)
Capitalization Table. Schedule 5.32 describes (i) the Equity Interests of Borrowers and holders thereof, as outstanding and also on a fully-diluted basis (assuming conversion of all convertible securities and the exercise of all options, regardless of pricing or conditions), (ii) with respect to all outstanding warrants, options, and other such rights, the total number of shares or interests issuable upon exercise thereof, the exercise prices thereunder, and the expiration date thereof, and (iii) any obligation (contingent or otherwise) to repurchase, redeem, retire, or otherwise acquire any of its Equity Interests.

(b)
Phantom Equity. Schedule 5.32 also lists all of Borrowers' obligations to payor otherwise compensate any employee or other Person based upon the enterprise value of Borrowers or occasioned by a sale of assets or equity of a Borrower under any phantom equity plan, employment agreement with a participation feature, or other such Contract.

(c)	Validity of Equity Interests. All of the outstanding Equity Interests of Borrowers are validly issued, fully paid, and nonassessable.

5.33    Permits. Schedule 5.33 lists all Permits that are necessary to Borrowers' operations, except for licenses that can be obtained upon the payment of a fee and completion of administrative applications without any inspection, regulatory approval, background check, or other substantive qualification. All listed Permits are validly outstanding; each Borrower is in material compliance with the requirements thereof; and Schedule 5.33 lists all citations and written allegations of violations of the listed Permits that have been received within the last three (3) years, together with a summary ofthe matter and its resolution.

5.34    Employment Agreements. Schedule 5.34 lists all Contracts pursuant to which a Borrower engages (i) any member of its Governing Body or any officer, or (ii) any other employee, consultant, or like Person, except for (A) obligations of indemnity and other general obligations arising under a Borrower's Constituent Documents, and (B) Contracts that are terminable at will by Borrower without payment of any severance fees, penalties, or other amounts except for ordinary compensation and benefits earned through the date of termination.

5.35    Management. Schedule 5.35 lists all officers of Borrowers and all members of Borrowers' Governing Bodies.

5.36    Material Contracts. Schedule 5.36 lists all of Borrowers' Contracts (except for employment Contracts disclosed pursuant to Section 5.34) that are (i) processing agreements with FDS Holdings, Inc., as successor to Paymentech, L.P. and Global Payments Direct, Inc. and all other such processing agreements, (ii) real estate leases or real estate licenses, (iii) with any vendor that represents more than fifteen percent (15%) of Borrowers' expenses during the most recent twelve (12) months, (iv) are with any customer that represents more than fifteen percent (15%) of Borrowers' sales during the most recent twelve (12) months, (v) are asset or stock purchase agreements executed by Borrower in connection with an Acquisition, including any Permitted Acquisition; or (vi) are otherwise Contracts which, if breached by the other party, could result in a Material Adverse Effect (all of the listed Contracts, together with the employment Contracts listed in Schedule 5.34, are referred to as the "Material Contracts"). Each Material Contract is in full force and effect, and no Borrower has Knowledge of any reason why such Contract will not remain in full force and effect, without breach, pursuant to the terms thereof.

5.37    Insurance. All insurance of which Borrowers are providing evidence at the Closing pursuant to Section 6.14 is in full force and effect with the coverage as represented to Lenders.

Except as listed in Schedule 5.37, Borrowers have no pending insurance claims under any present or former policy of insurance.

5.38    Non-Compete Agreements. Schedule 5.38 lists all Contracts (i) under which a Borrower is the beneficiary of a covenant not to compete or a covenant not to solicit given by any Person, and (ii) under which a Borrower or, to Borrowers' Knowledge, any officer or member of the Governing Body of a Borrower, has undertaken a covenant not to compete or a covenant not to solicit in favor of any Person in a manner that could restrict their ability to be associated with Borrowers in respect of Borrowers' Line of Business or reasonable expansions thereof.

5.39    Delivery of Scheduled Agreements. Borrowers have delivered or made available to Lenders complete and correct copies of all Contracts, Permits, and other documents that are listed in the Schedules to this Agreement.

5.40Perfection Diligence Certificates. The Perfection Diligence Certificates are complete and correct in all material respects.

5.41Fees/Commissions. Except as listed in Schedule 5.41, no Borrower has agreed to pay any finder's fee, commission, origination fee (except for the fees to Lender provided for in this Agreement), or other such fee or charge to any Person or entity with respect to the Term Loans and the other transactions contemplated hereunder.

5.42Accuracy of Projections. All business plans and other forecasts and projections furnished by or on behalf of Borrowers to Lender at or prior to Closing relating to the financial condition, business, operations, or Properties of Borrowers were, when given, and are (i) complete and correct in all material respects as to matters presented therein as facts, and (ii) to the Knowledge of Borrowers, were and are reasonable as to the estimates and assumptions made therein (although all forward-looking estimates and assumptions are subject to uncertainty).

5.43Full Disclosure of Material Facts. To Borrowers' Knowledge, Borrowers have fully advised Lender of all matters involving the financial condition, business, operations, and Properties of Borrowers that would be reasonably expected to have a Material Adverse Effect. To Borrowers' Knowledge, no representation or warranty given by Borrowers contained in this Agreement or the other Loan Documents and no information, exhibit, or report furnished or to be furnished by Borrowers to Lender in or in connection with this Agreement or the other Loan Documents contains, as of the date thereof, any misrepresentation of fact or failed to state any material fact, the omission of which would render the statements therein materially false or misleading.

5.44Recitals. The facts stated in the Recitals of this Agreement are correct.

5.45Small Business Concern. Borrowers acknowledge that CCSD I and CCSD II are each a small business investment company licensed by the SBA. Borrowers represent and warrant that, taken together with its "affiliates" (as that term is defined in 13 C.F.R. §121.103), it is a "Small Business Concern" within the meaning of 13 C.F.R. §107, and meets the applicable size eligibility criteria set forth in 13 C.F.R. §121.301(c)(l) or the industry standard covering the industry in which a Borrower is primarily engaged as set forth in 13 C.F.R. §121.301(c)(2). No Borrower presently engages in any activities for which a small business investment company is prohibited from providing funds by 13 C.F.R. §107.720.

ARTICLE 6.
AFFIRMATIVE COVENANTS

Borrowers jointly and severally covenant with Lenders and Collateral Agent as set forth in this Article.

6.1Maintenance of Existence. Each Borrower shall maintain its existence and good standing in its state of formation and all necessary qualifications in other states.

6.2Payment of Obligations. Borrowers shall pay all amounts owed under the Obligations when due.

6.3    Accounts and Records. Borrowers shall maintain current, accurate, and complete books and records in accordance with good business practices to support the preparation of financial statements in accordance with GAAP.

6.4    Collateral for Obligations.

(a)All Property of Borrowers. The Obligations shall at all times be secured by a perfected security interest or other lien upon all of Borrowers' presently owned and hereafter acquired Property, subject only to Permitted Encumbrances, and Borrowers shall promptly execute and deliver such documents and take such other actions from time to time as Lenders may reasonably request to this end.

(b)Key Man Insurance. The Collateral provided by Borrowers shall at all times include a life insurance policy on Greg Daily in the amount of at least $5,000,000 as of the Closing and $10,000,000 by ninety (90) days after the Closing. The lien upon such policy shall be of first priority and shall not be subject to any restriction under the Senior Subordination Agreement.

(c)Equity of i3 Verticals. The Obligations shall be further secured by a first priority perfected security interest in all of the Equity Interests of i3 Verticals that are at the time of determination owned by (i) any of the "Grantors" under that LLC Interests Security Agreement securing the Obligations dated as of August 14, 2013, as amended by that First Amendment to LLC Interests Security Agreement dated on or around February 14,2014, or (ii) any Affiliate of any of them. Solely for purposes of this Section 6.4(c), "Affiliate" shall mean (i) any other Person who directly or indirectly Controls, is directly or indirectly Controlled by, or is directly or indirectly under common Control with, the specified Person, and (ii) if any such Grantor or an Affiliate thereof under the foregoing subsection (i) is a natural Person, each member of such individual's Immediate Family (as defined in the definition of "Affiliate" in Section 1.1 hereof). The security interest in such Equity Interests shall be of first priority and shall not be subject to any restriction under the Senior Subordination Agreement except as Lenders and Collateral Agent may otherwise agree.

6.5    Financial Statements and Reports. Borrowers shall deliver to Lenders each of the financial statements and other reports described below.

(a)    Monthly Financial Reports. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, Borrowers shall deliver to Lenders (i) the unaudited consolidated and consolidating balance sheets of Borrowers, as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, (ii) a report in consolidated and consolidating form setting forth in comparative form the income and expenses for the current Fiscal Year (actual as available and projected for the remainder of the Fiscal Year) and the previous Fiscal Year, (iii) a report in consolidated and consolidating form setting forth in comparative form the income and expenses for the current Fiscal Year compared to (actual as available and projected for the remainder ofthe Fiscal Year) and the budget for the then-current Fiscal Year, (iv) a management report describing the operations and financial condition of Borrowers for the Fiscal Quarter then ended and the portion of the current Fiscal Year then elapsed and discussing the reasons for any significant variations from projections, (v) a calculation of all financial covenants provided for in Article 8, (vi) the certification of Borrowers' Chief Financial Officer or Chief Executive Officer as to the compliance of such financial statements with GAAP (subject to year-end adjustments and notes, as applicable) and the absence of any Default or Event of Default (or, if any Default or Event of Default does exist, an explanation of Borrowers' plans to address such matters), and (vii) such other information as Lenders may reasonably require upon written request.

(b)Board Package. Promptly upon the sending thereof, Borrowers shall deliver to Lenders a copy of the monthly information package, including financial statements and reporting for the preceding month, prepared by Borrowers for the members of Borrower's Governing Body.

(c)Year-End Audited Financial Statements. As soon as available, and in any event within one hundred and twenty (120) days after the end of each Fiscal Year, Borrowers shall deliver to Lenders (i) the audited consolidated balance sheets of Borrowers, as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income, owners' equity and cash flow for such Fiscal Year, (ii) a report with respect to the consolidated financial statements from the Accountants and acceptable to Lenders, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 "Reports on Audited Financial Statements", or the equivalent at the time, as applicable, and such report shall be "Unqualified" (as such term is defined in such Statement), and (iii) a schedule of the outstanding Debt of Borrowers describing in reasonable detail each such Debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to such Debt.

(d)Accountants'Reports. Promptly upon receipt thereof, Borrowers shall deliver to Lenders copies of all reports submitted by the Accountants in connection with each annual, interim, or special audit or review of any type of the financial statements or related internal control systems of Borrowers made by the Accountants, including any comment letter submitted by the Accountants to management in connection with their services.

(e)Projections and Operating Plan. As soon as available, and in any event no later than January 1 of each Fiscal Year, Borrowers shall deliver to Lenders a comprehensive business plan for such Fiscal Year, including (i) narrative as to strategy, (ii) month-by-month projections of Borrowers' financial performance (including income statement, balance sheet, and cash flow statement), and (iii) an operating plan.

6.6    Additional Reporting Requirements.

(a)Owner Communications. Promptly upon the sending thereof, Borrowers shall deliver to Lenders a copy of each material statement, report, or notice sent to the holders of Borrowers' Equity Interests in their capacities as such (unless Lenders are otherwise a party thereto or otherwise received such notice in another capacity).

(b)SEC Filings. Promptly upon the filing thereof, should such filings become applicable, Borrowers shall deliver to Lenders copies of all regular, periodic, and special reports that a Borrower files with the SEC or any successor thereto, or any national securities exchanges or the National Association of Securities Dealers.

(c)Change in Accounting Policies. Borrowers shall promptly notify Lenders in writing upon any material change in accounting policies or financial reporting practices on the part of a Borrower.

(d)Notice to Lender Parties Upon Perceived Breach. Borrowers shall give Lenders and Collateral Agent prompt written notice of any action or inaction by or on behalf of a Lender (in any capacity) or Collateral Agent (in any capacity) that Borrowers believe may be actionable against any Lender or Collateral Agent or a defense to payment of any or all Obligations for any reason, including, without limitation, commission of a tort or violation of any contractual duty or duty implied by law.

(e)Notice of Litigation. Borrowers shall give Lenders prompt written notice of any Proceeding of which a Borrower has Knowledge that is hereafter instituted or threatened in writing which, if adversely determined, could result in a judgment exceeding $100,000 or otherwise have could have a Material Adverse Effect.

(f)Material Contracts and Customer Relationships. Borrowers shall give Lenders prompt written notice of the termination, expiration without renewal, or breach (i) of any Material Contract or (ii) of any other present or future customer contract or relationship or other material agreement, in each case, the termination, breach, or expiration of which could have a Material Adverse Effect.

(g)Other Notices. Borrowers shall promptly notify Lenders in writing if they learn of the occurrence of (i) any Default or Event of Default, together with a detailed statement of the steps being taken as a result thereof, or (ii) any other event that would be reasonably expected to have a Material Adverse Effect.

(h)SBA Information. Within sixty (60) days after the end of the Fiscal Year of Borrowers, Borrowers shall furnish or cause to be furnished to CCSD I and CCSD II information required by the SBA in form and substance reasonably requested by CCSD I or CCSD II concerning the economic impact of the Term Loans, including, information concerning full-time equivalent employees; federal, state, and local income taxes paid; gross revenue; source of revenue growth; after-tax profit or loss; and federal, state, and local income tax withholding. Borrowers shall furnish annually such information required on the forms provided by CCSD I and CCSD II. Borrowers shall execute the SBA forms required in this Agreement at the Closing and shall update these forms and execute such additional SBA forms as CCSD I and/or CCSD II may reasonably require.

(i)SBA Certification of Uses of Term Loans. Borrowers shall deliver to CCSD I and CCSD II, upon written request by Lenders not more than once in any Fiscal Quarter, a written report, certified as correct in all material respects by an authorized officer of each Borrower, verifying the purposes and amounts for which proceeds from the Term Loans were disbursed in a format to be provided by CCSD I and CCSD II. Borrowers shall supply to CCSD I and CCSD II such additional information and documents as Lenders request with respect to use of proceeds and will permit CCSD I and CCSD II to have access to any and all of Borrowers' records and information and personnel upon reasonable prior written notice and at reasonable times as CCSD I and/or CCSD II deems necessary to verify how proceeds have been or are being used, and to assure that the proceeds have been used for the specified purposes.

(j)    Management Updates. Upon a Lender's written request, the Chief Executive Officer and Chief Operating Officer of each Borrower shall be reasonably available during business hours to discuss with and/or meet with such Lender's' representative(s).

(k)    Other Information. Upon a Lender's or Collateral Agent's written request, Borrowers shall provide such Lender or Collateral Agent with such additional reasonable information regarding the financial condition, Properties, operations, and prospects of Borrowers as they may reasonably require in connection with the Loan.

6.7Taxes and Other Encu.mbrances. Borrowers shall timely make payment or deposit all material Taxes, remittances, assessments, or contributions required of them by Law, and execute and deliver to Lenders, on reasonable demand, appropriate certificates attesting to the payment or deposit thereof; provided, however, that Borrowers shall not be required to payor discharge any such Tax, assessment, charge, or claim for as long as it is being diligently contested in good faith by proper proceedings and for which appropriate reserves are being maintained in accordance with GAAP.

6.8Compliance with Laws. Borrowers shall comply fully with all Laws to which a Borrower or a Borrower's Properties are subject, except for violations which, if prosecuted and adversely determined, could not have a Material Adverse Effect.

6.9    Environmental Matters.

(a)    Compliance With Environmental Laws. Borrowers shall (i) employ in connection with their operations, commercially reasonable technology and compliance procedures to maintain compliance with any applicable Environmental Laws, the violation of which could have a Material Adverse Effect, (ii) obtain and maintain any and all material Permits required by applicable Environmental Laws in connection with their operations, excepting only such Permits which could not by their absence cause a Material Adverse Effect, and (iii) dispose of any and all Hazardous Substances in accordance with Environmental Laws. Borrowers shall obtain all certificates required by law to be obtained by them from all contractors employed by them in connection with the transport or disposal of any Hazardous Substances.

(b)    Remedial Work. If any investigation, site monitoring, containment, clean-up, removal, restoration, or other remedial work of any kind or nature with respect to Borrowers' Properties is required to be performed by a Borrower under any applicable Law or Order or by any non-governmental Person because of, or in connection with, the current or future presence, suspected presence, release, or suspected release of a Hazardous Substance in or into the air, soil, groundwater, surface water, or soil vapor at, on, about, under, or within any Borrower's Property (or any portion thereof), Borrowers shall with reasonable promptness commence and pursue completion of such remedial work in compliance with applicable Laws.

(c)    Indemnification of Lenders. Borrowers jointly and severally agree to indemnify, defend (with counsel reasonably satisfactory to Lenders), and hold harmless Lenders and Collateral Agent against any loss, liability, claim, or expense, including reasonable attorneys' fees, that Lenders or Collateral Agent may incur as a result of the violation or alleged violation of any Environmental Law by a Borrower or with respect to any other violation of Environmental Laws with respect to any of Borrowers' Properties, except for any such losses, liabilities, claims or expenses resulting from the gross negligence or willful misconduct of any such Lender or Collateral Agent as determined by a court of competent jurisdiction. This covenant shall survive the repayment of the Term Loans and Lenders' assignment of the Term Loans.

6.10Maintenance of Tangible Property. Borrowers shall maintain their tangible Property (and any Property leased by Borrowers) in good and workable condition (normal wear and tear excepted) at all times, subject to normal discards and replacements due to functional and useful-life obsolescence and Permitted Dispositions, and shall make all commercially reasonable repairs, replacements, additions, and improvements to their tangible Property to ensure that the business carried on in connection with their Property may be conducted in all material respects in the ordinary course of business.

6.11Maintenance of IP. Borrowers shall maintain in effect and defend against infringement all IP that is material to Borrowers' business.

6.12Banking Relationships. Borrowers shall maintain their deposit accounts only with FDIC-insured depositary institutions with which Collateral Agent has entered into Control Agreements. If a depository bank or other Person provides lockbox services for the physical handling of deposited items, Collateral Agent shall have the right to obtain control ofthe lockbox items as well as any account(s) to which the items are deposited.

6.13Landlord Waivers. Prior to leasing any real property from any Person other than another Borrower, Borrowers shall first obtain from the intended landlord an agreement approved by Lenders pursuant to which the landlord waives or subordinates any right to any Encumbrance of the Collateral and otherwise provides Lenders with customary assurances as to access to the Collateral, the ongoing good standing of the lease, and related matters.

6.14Insurance Requirements.

(a)Types of Coverage. Borrowers shall at all times maintain property insurance covering the Collateral provided by Borrowers for all risks of physical loss, liability insurance covering all of Borrowers' activities, fidelity insurance covering all of Borrowers' employees, officers, and directors, business interruption insurance covering Borrowers' continuity of operations, workers' compensation insurance, and such other types of coverage as Lenders may reasonably require, consistent with the types and amounts of coverage customary among well-capitalized participants in Borrowers' industry.

(b)Terms of Coverage. All insurance policies shall be issued by insurers of such financial standing, in such amounts, with such deductibles, and on other terms and conditions as Lenders may reasonably require, consistent with the types and amounts of coverage customary among well-capitalized participants in Borrowers' industry. All such policies of insurance shall name each Lender and/or Collateral Agent, as appropriate, as insured mortgagee, lender/loss payee, additional insured, or similar insured status and shall provide for not less than thirty (30) days' prior written notice to Lenders of intended cancellation or reduction in coverage. Borrowers shall furnish Lenders with certificates of insurance, copies of policies, or other evidence of compliance with the foregoing insurance provisions as Lenders may require. If Borrowers fail to maintain such insurance, Lenders and Collateral Agent shall have the right (but shall be under no obligation) to pay any of the premiums reasonably necessary to maintain or acquire such insurance and all such payments shall become part of the Obligations and be considered an advance at the highest rate of interest provided for in the Loan Documents. Borrowers expressly authorize their insurance carriers to pay proceeds of all insurance policies directly to Lenders and Collateral Agent, as applicable, and authorize Lenders and Collateral Agent, as applicable, as their attorney-in-fact to obtain, receive, indorse, deposit, and otherwise deal with claims under such policies and payments made pursuant thereto.

(c)    Application of Proceeds. Absent the occurrence and continuation of an Event of Default, Lenders and Collateral Agent shall allow Borrowers the use of proceeds of insurance for claims of no more than $100,000 per occurrence, (i) toward the repair or resolution of the matter giving rise to the claim, or (ii) toward the payment of the Term Loans.

6.15    Right of Inspection. Borrowers shall permit any officer, employee, agent, or consultant of any Lender or Collateral Agent to visit and inspect any of their Property, to examine their books of record and accounts and corporate records, to take copies and extracts from such books of record and accounts, and to discuss their affairs, finances, and accounts with their directors, managers, officers, accountants, and auditors, all at such reasonable times and upon reasonable advance written notice as often as they may reasonably desire (but, absent an Event of Default, no more frequently than two times each quarter). Without limiting Lenders' and Collateral Agent's right to obtain equitable relief as to any other appropriate right in this Agreement or in other Loan Documents, Borrowers agree that if Borrowers fail to allow such an inspection within five (5) Business Days in the absence of a Default or an Event of Default and within two (2) Business Days in the presence of a Default or Event of Default, the rights in this Section may be enforced by affirmative injunction and, to the extent the right to review records may be denied, the right may be enforced by a restraining order prohibiting the interference by Borrowers with any Lender's or Collateral Agent's exercise of their rights to review the records. All reasonable expenses of such inspections, including reasonable travel and lodging expenses, shall be paid by Borrowers (i) upon the occurrence and continuation of an Event of Default, in all cases, and (ii) otherwise, for one inspection by each of the respective Lenders per Fiscal Year.

6.16    Further Assurances. Borrowers shall promptly cure any manifest defects in the creation, issuance, or delivery of the Loan Documents. Upon request, Borrowers at their expense agree (i) to execute (or cause to be executed) and deliver to Lenders and/or Collateral Agent all such other and further documents, agreements, and instruments in compliance with the covenants and agreements applicable to them in the Loan Documents, (ii) to correct any manifest omissions in the Loan Documents, (iii) to state more fully the Obligations and agreements set out in any of the Loan Documents, (iv) to make any recordings, (v) to file any notices, or (vi) to obtain any consents, all as may be reasonably necessary or appropriate. in connection therewith; in each case, provided, however, no such actions shall increase Borrowers' Obligations or diminish Borrowers' rights under the Loan Documents.

6.17    Indemnity; Expenses.

(a)Indemnity Against Claims. Borrowers agree to indemnify, defend (with counsel satisfactory to the indemnified party), and hold Lenders, Collateral Agent, and their Affiliates, employees, consultants, agents, and attorneys (the "Indemnitees") harmless from and against any and all Claims that may be imposed on, incurred by, or asserted against the Indemnitee as a result of Lenders or Collateral Agent being parties to this Agreement or the transactions consummated pursuant to this Agreement or the Loan Documents; provided, however, that Borrowers shall have no obligation to an Indemnitee hereunder with respect to Claims to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as finally determined by a court of competent jurisdiction.

(b)    Payment of Expenses. Upon written demand by a Lender, Borrowers shall reimburse Lenders and Collateral Agent for the following expenses:

(i)
all taxes that they may be required to pay because of the execution, delivery, filing, performance or enforcement of the Loan Documents or the Obligations, excepting taxes based upon the income of Lenders or franchise, excise, excess profits or similar tax on Lenders;

(ii)
all reasonable costs of the preparation of this Agreement and any other related documents and the administration of the Obligations (except for Lenders' usual overhead incurred in the acceptance and processing of payments, the routine review of financial statements, review of certifications, and reports);

(iii)	all reasonable costs of preserving, insuring, preparing for sale (whether by improvement, repair, or otherwise), or selling any Collateral securing the Obligations;

(iv)
the reasonable cost of the assessment of any Event of Default, the taking of any action in the enforcement of rights under the Loan Documents (whether or not involving litigation), and all court costs and other reasonable costs of collecting any of the Obligations;

(v)
all reasonable costs arising from any other litigation, investigation, or administrative proceeding (whether or not Lenders or Collateral Agent are parties thereto) that Lenders or Collateral Agent may incur as a result of the Obligations or as a result of their association with a Borrower, including, without limitation, expenses incurred in connection with a case or proceeding involving a Borrower under any Debtor Relief Laws; and

(vi)	with respect to any of the foregoing matters, the reasonable fees and expenses of Lenders' and Collateral Agent's attorneys.

(c)Interest. If Lenders or Collateral Agent pay any of the foregoing expenses described above in this Section and such expenses are not reimbursed by Borrowers as required herein, such expenses shall become a part of the Obligations and after demand therefor shall bear interest at the highest applicable rate then accruing on the outstanding balance of any portion of the Term Loans.

(d)Survival. This Section shall remain in full effect regardless of the full payment of the Obligations, the purported termination of this Agreement, the delivery of the executed original of this Agreement to Borrowers, the assignment of a Lender's rights under this Agreement, or the content or accuracy of any representation made by Borrowers to Lenders or Collateral Agent; provided, however, Lenders may terminate this Section by executing and delivering to Borrowers a written instrument of termination specifically referring to this Section.

6.18    Estoppel Letters. Borrowers covenant to provide Lenders or Collateral Agent, within ten (10) Business Days after written request, an estoppel letter stating (i) the balance of the Obligations, (ii) whether to Borrowers' Knowledge they have any defenses to payment of the Obligations, and (iii) the nature of any such defenses to payment of the Obligations. Such balance as presented for confirmation and the nonexistence of defenses shall be presumed if Borrowers fail to respond to such a written request within the required period.

6.19    Board Rights.

(a)Governing Body Communications. Borrowers shall deliver to Lenders copies of all material notices and other material written information delivered to members of the Governing Body of a Borrower in their capacities as such. This obligation shall be deemed satisfied as to a Lender if a representative of such Lender is a member of the Governing Body of a Borrower and receives such information in that capacity.

(b)    Observation Right. The Required Lenders shall be entitled to designate in writing from time to time a representative who may attend, in an observation capacity, all meetings of each Borrower's Board of Directors, Managers, or other Governing Body and all committees thereof. Each Borrower shall (i) provide each such observer the same notice of any meeting to which a director or other member of the Board of Directors or other Governing Body would be entitled, (ii) give each such observer at least the same prior written notice of any action proposed to be taken upon written consent by such body as would be due to notice a meeting thereof (and shall convene a meeting to discuss any such action if an observer so requests in writing prior to the written action becoming effective), and (iii) pay for reasonable travel and other expenses of each such observer. Additionally, if at any time no Lender has also designated a member of the Governing Body of i3 Verticals pursuant to the Warrants, the Required Lenders may appoint a second observer pursuant to this Section (the initial designee to the Governing Body of i3 Verticals is John C. Harrison and the initial observer is R. Burton Harvey).

(c)    Active Board. The Governing Body of i3 Verticals shall meet at least quarterly with an agenda covering all topics customary for meetings of corporate boards of directors of privately held corporations whose Equity Interests are owned by parties with differing interests.

6.20    Additional Subsidiaries and Collateral.

(a)    Additional Subsidiaries. In the event that, subsequent to the Closing Date, any Person becomes a Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) Borrowers shall promptly notify Collateral Agent and Lenders thereof and (y) within 30 days (or such longer time as the Required Lenders may permit) after such Person becomes a Subsidiary, Borrowers shall cause such Subsidiary (i) to become a Borrower and to grant liens in favor of the Collateral Agent in all of its personal property by executing and delivering to Collateral Agent a supplement or amendment to the Security Agreement in form and substance reasonably satisfactory to the Collateral Agent, and authorizing and delivering, at the request of Collateral Agent, such UCC financing statements or similar instruments required by Collateral Agent to perfect the liens in favor of Collateral Agent and granted under any of the Loan Documents, and (ii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 4.1 if such Subsidiary had been a Borrower on the Closing Date; provided, however, that in the case of a Permitted Acquisition, the requirements set forth in this Section 6.20(a) shall be satisfied at the time of the closing of any such Permitted Acquisition (or such longer time as the Required Lenders may permit). In addition, within 30 days (or such longer time as the Required Lenders may permit) after the date any Person becomes a Subsidiary, Borrowers shall (i) pledge all of the Equity Interests of such Subsidiary to Collateral Agent as security for the Obligations by executing and delivering applicable documents in form and substance satisfactory to Collateral Agent, and (ii) deliver any original certificates evidencing such pledged Equity Interests to Collateral Agent, together with appropriate powers executed in blank; provided, however, that in the case of any Permitted Acquisition, the requirements set forth in this sentence shall be satisfied at the time of the closing of any such Permitted Acquisition (or such longer time as the Required Lenders may permit).

(b)    Collateral. Borrowers agree that, following the delivery of any collateral documents required to be executed and delivered by this Section, Collateral Agent shall have a valid and enforceable, perfected lien on the property required to be pledged pursuant to subsection (a) of this Section (to the extent that such lien can be perfected by execution, delivery andlor recording of the collateral documents or UCC financing statements, or possession of such collateral), free and clear of all Encumbrances other than Permitted Encumbrances. All actions to be taken pursuant to this Section shall be at the expense of Borrowers and shall be taken to the reasonable satisfaction of Collateral Agent.

6.21    Accrual of Dividends and Distributions. Borrowers shall, on a quarterly basis for each Fiscal Quarter, accrue dividends or distributions with respect to anticipated income tax distributions to be made on account of Borrowers' operations in such Fiscal Quarter. Borrowers acknowledge that such accruals will be used in the calculation of the Fixed Charge Coverage Ratio.

ARTICLE 7.
NEGATIVE COVENANTS

Borrowers jointly and severally covenant with Lenders and Collateral Agent as set forth in this Article.

7.1    Debts and Guaranties. Borrowers shall not incur, create, assume, or in any manner become or be liable with respect to any Debt or Guaranty, except the following:

(i)	the Obligations;

(ii)	any Senior Loan outstanding at the time of determination;

(iii)	Capital Leases and Debt secured by Purchase Money Security Interests in the aggregate principal amount not exceeding $250,000;

(iv)	endorsements of negotiable or similar instruments for collection or deposit in the ordinary course of business;

(v)	Debt listed on Schedule 5.11;

(vi)	Debt secured by Permitted Encumbrances;

(vii)	Debt arising in the ordinary course of business in relation to performance, surety, statutory, or appeal bonds;

(viii)	the Daily Loan;

(ix)	Subordinated Seller Debt;

(x)	Anticipated Additional Debt;

(xi)	Debt among Bonowers and Guaranties by Borrowers for obligations of other Bonowers;

(xii)	Other Debt not exceeding $100,000 in the aggregate; and

(xiii)	Contingent Consideration incuned in connection with a Permitted Acquisition.

7.2Encumbrances. Borrowers shall not create, incur, assume, or permit to exist any Encumbrance on any of their Property (now owned or hereafter acquired) except for Permitted Encumbrances, and shall not undertake a commitment of any kind in favor of any Person requiring that (i) Borrowers refrain from encumbering any of their Property, or (ii) Borrowers grant an Encumbrance (other than a Permitted Encumbrance) in favor of any Person on Borrowers' Property under any circumstances, except in each case in favor of Persons as to Property in which such Persons have, or would be permitted to take, a Permitted Encumbrance. Borrowers shall not authorize, execute, or file under the UCC a financing statement that names a Borrower as debtor or sign any document authorizing any such filing, except to secure Permitted Encumbrances.

7.3Distributions and Redemptions.

(a)    General Prohibition. Except for Permitted Tax Distributions, Borrowers shall not, directly or indirectly, make or declare any distribution (in cash, securities, or any other form of Property) on, or other payment or distribution on account of, or set aside assets for a sinking or other similar fund for the purchase of, or redeem, purchase, retire, or otherwise acquire, any Equity Interests in a Borrower.

(b)    Permitted Tax Distributions. For any period during which a Borrower is taxed as a partnership under the IRC, such Borrower may pay to its owners, in quarterly installments reflecting the best estimate of taxable income through the Fiscal Quarters then ended, cash distributions (the "Permitted Tax Distributions") as and to the extent permitted in this Section.

(1)    Permitted Tax Distributions shall not exceed in the aggregate the product of (A) the applicable Borrower's total taxable income for such tax year to the date of such a distribution, multiplied by (B) the sum of (i) the maximum marginal federal income tax rate applicable to individuals for such tax year (after giving effect to the deductibility of state income taxes), (ii) the highest marginal state income tax rate applicable to the members of the applicable Borrower for such tax year, and (iii) the tax rate imposed by Section 1411 of the IRC (the so-called Net Investment Income tax) applicable to the members of the applicable Borrower for such tax year. Such distributions shall be paid (if at all) on or about the respective dates for payment of estimated tax payments by the members ofthe applicable Borrower.

(2)    At least two (2) Business Days prior to issuing any Permitted Tax Distribution, the applicable Borrower shall deliver to Lenders a written notice of intended distribution and information sufficient that Lenders may review the amount and basis of any proposed distribution before it is paid. In the absence of an objection that such distribution is not a Permitted Tax Distribution from Lenders by the proposed payment date, the distribution may be paid as proposed.

(3)    No distribution will be a Permitted Tax Distribution at any time that a Default or an Event of Default exists or the payment of any such distribution would cause a Default or an Event of Default.

(4)    If the financial results of a Borrower are retroactively revised such that the Permitted Tax Distributions made with respect to a previous Fiscal Year exceeded that which should have been paid if the accurate results had then been applied, Lenders may require that the excess distributions be withheld from subsequent Permitted Tax Distributions for such Borrower.

7.4    Sales and Leasebacks. Borrowers shall not enter into any arrangement with any Person by which a Borrower would sell or transfer any of its Property, whether now owned or hereafter acquired, and by which a Borrower shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred.

7.5[Intentionally Omitted].

7.6Debt Investments. Borrowers shall not acquire any debt obligation of any Person, except for: (i) deposit accounts created and maintained in accordance with this Agreement, (ii) those investments in existence as of the Closing Date, (iii) general obligations of, or obligations unconditionally guaranteed as to principal and interest by, the United States of America maturing within fifteen (15) months of the date of purchase, (iv) commercial paper having a rating of not less than "A-2" from Moody's or Standard & Poor's, (v) certificates of deposit and bankers acceptances issued by banking institutions with a minimum net worth of $500,000,000 and having a letter of credit rating of not less than "A" from Moody's or Standard Poor's, and (vi) obligations permitted under Section 7.10.

7.7    Issuance of Equity. Borrowers shall not issue additional Equity Interests other than Permitted Equity.

7.8    Mergers and Consolidations. Borrowers shall not merge, consolidate, or otherwise reorganize or recapitalize, or enter into any agreement to do so.

7.9Asset Acquisitions. Borrowers shall not acquire a material part of a Person's assets or of the assets constituting a line of business, business location, or other business unit operated by a Person, except for Permitted Acquisitions.

7.10Loans to Others. Borrowers shall not extend any loans to any other Persons in an amount exceeding $10,000 to any single Person or $25,000 in the aggregate.

7.11Disposition of Assets. Borrowers shall not sell, transfer, lease, license, or otherwise dispose of any of their assets, except for the sale of inventory in the ordinary course of business and Permitted Dispositions (Lenders shall promptly upon written request issue appropriate releases of Equipment to facilitate Permitted Dispositions).

7.12Consignments. Borrowers shall not accept possession of any material Property on consignment from other Persons and shall not place any material Property on consignment with other Persons.

7.13Location of Property. Borrowers shall not allow a material part oftheir Property to be located other than at their places of business, except for repairs, demonstrations, and similar temporary purposes in the ordinary course of business.

7.14Ownership of Equity Interests. Borrowers shall not acquire any Equity Interests, except for Permitted Acquisitions.

7.15Partnerships. Borrowers shall not enter into any partnership, joint venture, or similar arrangement by which a Borrower would become liable for the obligations of another person.

7.16Place of Business. Except upon thirty (30) days prior written notice, no Borrower shall relocate its chief executive office or principal place of business from the address for notices specified herein. In no event shall a Borrower relocate its chief executive office or principal place of business to a location outside the continental United States.

7.17Adverse Action With Respect to Plans. Borrowers shall not take any action to terminate any Plan, which action could reasonably result in a material liability of Borrowers to any Person.

7.18Hedge Agreements. Borrowers shall not enter into any Hedge Agreements absent Lenders' approval, in their sole and absolute discretion.

7.19Restrictive Agreements. Except for the Senior Subordination Agreement, Borrowers shall not enter into any agreement that restricts prepayments under this Agreement, limits Borrowers' ability to provide the Collateral required hereunder, or otherwise restricts in any material respect Borrowers' ability to freely perform under the Loan Documents.

7.20    Transactions With Affiliates. Borrowers shall not enter into any transaction with any Affiliate that is not also a Borrower (including, without limitation, any management contract or other fee arrangement), except for reasonable and customary compensation, benefits, and indemnities for Affiliates in their capacities as members, managers, officers, directors, or employees of Borrowers, and except for the performance within the contractual terms, reasonable extensions, and continuations of Affiliate agreements disclosed on Schedule 5.31.

7.21Payments to Subordinated Creditors. Borrowers shall not make any payment, transfer of collateral, or other transfer to or for the benefit of any creditor of Borrowers whose obligations are junior in right of payment to the Obligations, except to the extent that Lenders and Collateral Agent have otherwise agreed in a written subordination agreement.

7.22Constituent Document Amendments. No Borrower shall amend its Constituent Documents other than to change its agent for service of process or to make other administrative changes that are completely immaterial to the economic and governance rights and duties of owners or secured parties interested in the related Equity Interests.

7.23Name. No Borrower shall change its name or do business under any additional name without having first provided Lenders thirty (30) days prior written notice.

7.24Fiscal Year. No Borrower shall change its Fiscal Year.

7.25Accounting Methods. Borrowers shall not make any material change in their accounting practices or methods, except as may be permitted by GAAP.

7.26Change of Management. There shall be no change of management such that either Greg Daily ceases to serve as CEO of i3 Verticals or Clay Whitson ceases to serve as CFO of i3 Verticals with their traditional scope of duties in all material respects, unless within ninety (90) days thereafter, Borrowers have replaced such officer with another officer approved in writing by the Required Lenders, in their reasonable discretion.

7.27    [Intentionally Omitted].

7.28    Action Outside Ordinary Course. No Borrower shall take any material action outside the ordinary course of its business.

7.29    Activities Prohibited by SBA. No Borrower will engage in any activities or use, directly or indirectly, the proceeds of the Term Loans for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act and the regulations promulgated thereunder, including 13 C.F.R. §107. Without obtaining the prior written approval of Lenders, no Borrower shall change its business activity from the Borrowers' Line of Business to a business activity which a small business investment company is prohibited from providing funds by the SBIC Act and the regulations thereunder.

7.30    No Amendment or Modification of Subordination Provisions. Borrowers shall not permit or agree to any amendments or modifications of any nature whatsoever to Section 3 of the Master Note Purchase Agreement among i3 Verticals and the several purchasers from time to time parties thereto, dated effective February 14, 2014.

7.31Conditions to Payment of Contingent Consideration and Seller Subordinated Debt; Liquidity Requirement. Borrowers shall not make any payments which constitute Contingent Consideration, nor shall Borrowers make any scheduled payment due on Subordinated Seller Debt unless (i) no Default or Event of Default then exists, and (ii) immediately after and assuming any such payment has been made, Borrowers have cash or Cash Equivalents equal to at least $2,500,000. In addition, Borrowers shall not make or allow any prepayment of any amounts due under any Subordinated Seller Debt.

7.32No Redemption. i3 Verticals shall not redeem any Class A Units held by First Avenue Partners II, L.P., First Avenue-ETC Partners, L.P. or Front Street Equities pursuant to Section 11.1 of i3 Verticals's Operating Agreement or otherwise.

ARTICLE 8.
FINANCIAL COVENANTS

8.l    Minimum Fixed Charge Coverage Ratio. As of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on March 31, 2015, Borrowers will maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

8.2    Maximum Total Leverage Ratio. As of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on March 31, 2015, Borrower will maintain a Total Leverage Ratio of not greater than 4.25 to 1.00.

8.3    Capital Expenditures Limit. Borrowers' Capital Expenditures shall not exceed $1,500,000 in any trailing twelve-month period, tested as of the end of each Fiscal Quarter.

8.4    Financial Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below (all calculations are to be made in accordance with GAAP unless otherwise noted and all calculations are to be made for Borrowers on a consolidated basis):

"Acquisition EBITDA" shall mean EBITDA, with respect to any Permitted Acquisition, calculated as follows: (i) for the Fiscal Quarter in which the Permitted Acquisition occurs, an agreed upon pro forma annual EBITDA between Borrowers and Lenders, (ii) for the first full Fiscal Quarter after any Permitted Acquisition is consummated, actual EBITDA of the acquired entity times 4, (iii) for the second full Fiscal Quarter after any Permitted Acquisition is consummated, actual EBITDA of the acquired entity times 2, (iii) for the third full Fiscal Quarter after any Permitted Acquisition is consummated, actual EBITDA of the acquired entity times 1.33, and (iv) for each quarter thereafter, actual trailing twelve-month EBITDA of the acquired entity.

"Adjusted EBITDA" shall mean the sum of EBITDA plus Acquisition EBITDA, less any actual EBITDA of the Permitted Acquisition from the close of Acquisition through the end of each of the next four (4) Fiscal Quarters reflected in Borrowers' financial statements, plus or minus any adjustments mutually agreed upon by Borrowers, Lenders, and the Senior Lender.

"Capital Expenditures" means, for any period, the aggregate cost of all capital assets acquired by any Borrower during such period (including gross leases to be capitalized under GAAP and leasehold improvements, but excluding costs of any capital assets acquired as a part of a Permitted Acquisition), as otherwise as determined in accordance with GAAP.

"EBITDA" means, for any period of determination and without duplication, the sum of consolidated net income of Borrowers for such period (computed without regard to any extraordinary items of gain or loss), plus to the extent included in the calculation of consolidated net income for such period, the sum of (A) interest expense, (B) income tax expense determined in accordance with GAAP, (C) depreciation and amortization determined in accordance with GAAP, (D) all other non-cash charges determined in accordance with GAAP acceptable to the Lenders, (E) other one-time non-recurring income and expenses paid during such period (including Contingent Consideration), but only to the extent approved by the Lenders in writing, and (F) other adjustments to EBITDA mutually agreed to by Lenders, the Senior Lender and Borrowers.

EBITDA shall be calculated for any Fiscal Quarter as set forth below:

F or the quarter ending March 31, 2015	the actual EBITDA for such Fiscal Quarter, multiplied by 4
For the quarter ending June 30, 2015	the actual EBITDA for the previous two (2) Fiscal Quarters, multiplied by 2
For the quarter ending September 30, 2015	the actual EBITDA for the previous three (3) Fiscal Quarters, multiplied by 1.33
Commencing with the quarter ending December 31, 2015 and thereafter	the actual EBITDA for the trailing 12 month period

"Fixed Charge Coverage Ratio" shall mean the ratio at any time of determination and for any period, (i) the sum of (A) Adjusted EBITDA for such period, minus (B) all unfinanced Capital Expenditures computed on a trailing twelve-month basis, minus (C) dividends or distributions accrued for income tax expenses for such period, minus (D) income tax expenses for such period, divided by (ii) the sum of (A) actual cash interest payments paid in such period and (B) the current portion of scheduled principal payments on Funded Debt (but excluding payments due on the DBS Seller Note and the APS Seller Note) coming due in the twelve (12) fiscal months immediately following the end of such period; provided, however, that for purposes of calculating the Fixed Charge Coverage Ratio, in calculating income tax expense for the Fiscal Quarter ending March 31, 2015, the amount of income tax expense and all dividends or distributions accrued for income tax expense in the Fiscal Quarter shall be multiplied by 4, in calculating income tax expense for the Fiscal Quarter ending June 30, 2015, the amount of income tax expense and all dividends or distributions accrued for income tax expense in the previous two Fiscal Quarters shall be multiplied by 2, and in calculating income tax expense for the Fiscal

Quarter ending September 30, 2015, the amount of income tax expense and all dividends or distributions accrued for income tax expense in the previous three Fiscal Quarters shall be multiplied by 1.33; and further provided that in calculating cash interest payments paid in any Fiscal Quarter, for the quarter ending March 31, 2015 such actual cash interest payments paid in the Fiscal Quarter shall be multiplied by 4, for the quarter ending June 30, 2015 such actual cash interest payments paid in the previous two Fiscal Quarters shall be multiplied by 2, and for the quarter ending September 30, 2015 such actual cash interest payments paid in the previous three Fiscal Quarters shall be multiplied by 1.33. Beginning with the Fiscal Quarter ended December 31, 2015, the amount of income tax expense, all dividends or distributions accrued for income tax expense, and cash interest payments will be computed on a trailing twelve-month basis.

"Funded Debt" means all outstandings under the Senior Loan, together with any outstanding amounts under all Seller Notes.

"Total Funded Debt" means at any time of determination with duplication, all debt obligations of Borrowers including senior debt, subordinated debt, and Seller Notes, but excluding any debt obligations related to or included in Contingent Consideration.

"Total Leverage Ratio" means the ratio determined as of the end of any Fiscal Quarter of (i) all Total Funded Debt, to (ii) Adjusted EBITDA.

ARTICLE 9.
EVENTS OF DEFAULT AND REMEDIES

9.1    Events of Default. Any of the following events shall be an Event of Default under this Agreement:

(a)Payments. The failure of Borrowers to make any payment (i) of principal when due, or (ii) of interest or expenses included in the Obligations within five (5) days of when due.

(b)Post-Closing Deliveries. The failure of a Borrower to timely deliver any documents after the Closing Date as may be required in Exhibit 4.1.

(c)Representations and Warranties. The making of any representation or warranty by a Borrower or any other party in any Loan Document that was or is incorrect in any material respect as of the date thereof.

(d)Negative Covenants. The failure of any Borrower to comply with any of the requirements of Article 8 hereof; provided, however, as to any such failure that did not arise from an intentional act by any Borrower or any Borrower's Affiliate and which is reasonably susceptible to being cured, the occurrence of such breach shall not constitute an Event of Default hereunder if such breach is fully cured within thirty (30) days (or ten (10) days, if such breach may be cured by the payment of a specific sum of money) after the earlier of any Borrower's Knowledge of the facts giving rise thereto or Collateral Agent's written notice thereof to Borrowers given in accordance with the provisions hereof.

(e)Financial Covenants. The failure of a Borrower to comply with any of the requirements of Article 8.

(f)Reporting Requirements. The failure of a Borrower or any other party to timely perform any covenant in the Loan Documents requiring the furnishing of notices, financial reports, or other information to Lenders.

(g)Other Covenants. The failure of a Borrower or any other party to observe or perform any covenant contained in any Loan Document, which covenant is not subject to any specific provision in this Article 9; provided, however, as to any such breach that is reasonably susceptible to being cured, the occurrence of such breach shall not constitute an Event of Default hereunder if such breach is fully cured within thirty (30) days (or ten (10) days, if such breach may be cured by the payment of a specific sum of money) after the earlier of a Borrower's Knowledge of the facts giving rise thereto or Lenders' written notice thereof to Borrowers given in accordance with the provisions of this Agreement.

(h)Voluntary Insolvency Proceedings. The commencement of an Insolvency Proceeding by or with the consent of a Borrower.

(i)Involuntary Insolvency Proceedings. The commencement of an Insolvency Proceeding against a Borrower or a Borrower's Property by any Person other than a Borrower or an Affiliate of Borrower, if not dismissed within sixty (60) days.

(j)	Discontinuance of Business. A Borrower's dissolution or discontinuance of its usual business.

(k)	Senior Loan Default. The occurrence of an "Event of Default" under a Senior Loan.

(1)Default on Other Indebtedness. A Borrower's failure to make any payment when due (after the expiration of any applicable notice and cure periods) on any Debt not otherwise specified in this Article 9, or the lawful acceleration of any such other Debt, but only as to Debt in excess of $50,000 in the aggregate.

(m)Undischarged Judgments. Existence of a judgment or judgments (i) for the payment of money in excess of $50,000 in the aggregate awarded by any Governmental Authority against a Borrower or against a Borrower's Property which is not paid, discharged, or bonded within thirty (30) days after entry or, if later, when stipulated for payment, or (ii) awarding equitable relief likely to have a Material Adverse Effect.

(n)	Insolvency. Borrowers are no longer Solvent on a consolidated basis.

(1)Attachment. The issuance of an attachment or other process against any material portion of the Property of a Borrower, unless removed (by bond or otherwise) within twenty (20) days.

(o)	Insurance. A Borrower's failure to maintain any insurance required in any Loan
Document.

(p)Contest. A Borrower's challenge or contest of the validity or enforceability of any Loan Document or the validity, priority, or perfection of any Encumbrance arising under any Loan Document in any action, suit, or proceeding.

(r)    Change of Control. The occurrence of a Change of Control.

(s)	Material Adverse Change. The occurrence of a Material Adverse Change.

9.2    Remedies. Upon the occurrence and continuation of an Event of Default, Lenders and Collateral Agent, may exercise the following remedies:

(a)Default Rate. Unless affirmatively waived in writing by Lenders, Interest shall accrue on the Obligations at the Default Rate, whether or not Collateral Agent or any Lender issues a notice of such escalation.

(b)Acceleration. Collateral Agent may declare the entire principal amount of all Obligations then outstanding, including interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, or other notice of default of any kind, all of which are hereby expressly waived.

(c)Receivership. Collateral Agent may apply for and have a receiver appointed by a state or federal court of competent jurisdiction to manage, operate, protect and/or preserve any of Borrowers' business or assets, to sell or dispose of any of the Borrowers' business or assets, and/or to collect all revenues and profits thereof, and apply the same as required in this Agreement. Borrowers hereby irrevocably consent to and waive any right to object to or otherwise contest the appointment of a receiver as provided above. Borrowers (i) grant such waiver and consent knowingly after having discussed the implications thereof with counsel, (ii) acknowledge that (A) the uncontested right to have a receiver appointed for the foregoing purposes is considered essential by Collateral Agent in connection with the enforcement of its rights and remedies hereunder and under the other Loan Documents and (B) the availability of such appointment as a remedy under the foregoing circumstances was a material factor in inducing Lenders to extend the Loans, and (iii) agree to enter into any and all stipulations in any legal actions, or agreements or other instruments in connection with the foregoing, and to cooperate fully with Lenders in connection with the assumption and exercise of control by any receiver.

(d)Collateral. Collateral Agent may exercise any remedy regarding its security interest or lien in Collateral securing the Obligations.

(e)Other Remedies. Lenders and Collateral Agent shall be free to exercise any other remedy that may be available to them under the Loan Documents or applicable Law. No right, power, or remedy conferred upon or reserved to Collateral Agent or Lenders by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power, or remedy, but each and every such right, power, and remedy shall be cumulative and concurrent and shall be in addition to any other right, power, and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity, or by statute.

(f)No Waivers. No delay or omission by Collateral Agent or any Lender to exercise any right, power, or remedy accruing upon the occurrence of any Event of Default shall exhaust or impair any such right, power, or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power, and remedy given by this Agreement and the other Loan Documents to Collateral Agent and Lenders may be exercised from time to time and as often as may be deemed expedient by Collateral Agent and Lenders.

(g)    Application of Proceeds. All proceeds from the exercise of remedies shall be applied first to expenses due to Collateral Agent and Lenders (pro rata among them based on the amounts of such expenses); second, to interest include in the Obligations (allocated Pro Rata); third, to principal of the Obligations (allocated Pro Rata); and fourth, to Borrowers or such other Person who is lawfully entitled thereto.

ARTICLE 10.
COLLATERAL AGENT AND OTHER INTER-LENDER MATTERS

10.1Appointment and Authority. Each Lender hereby irrevocably appoints CCSD I to act on its behalf as Collateral Agent hereunder and under the other Loan Documents and authorizes Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Collateral Agent and Lenders, and no Borrower shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2Rights as a Lender. The Person serving as Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Collateral Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with any Borrower or any Affiliate thereof as if such Person were not Collateral Agent hereunder and without any duty to account therefor to Lenders, provided that the activity is not otherwise prohibited by the Loan Documents.

10.3	Exculpatory Provisions.

(a)No Implied Duties. Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Collateral Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Collateral Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii)
shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Collateral Agent or any of its Affiliates in any capacity.

(b)    Standard of Care. Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Collateral Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Collateral Agent in writing by a Borrower or a Lender.

(c)    No Duty of Inquiry. Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report, or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements, or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (iv) the validity, enforceability, effectiveness, or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in any Loan Document, other than to, upon request, confirm receipt of items expressly required to be delivered to Collateral Agent.

10.4    Reliance by Collateral Agent. Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by the proper Person. Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Collateral Agent may presume that such condition is satisfactory to such Lender, unless Collateral Agent shall have received notice to the contrary from such Lender or prior to the making of such Loan. Collateral Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants, and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, or experts.

10.5    Delegation of Duties. Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Collateral Agent. Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective employees and agents. The exculpatory provisions of this Article shall apply to any such sub-agent and to the employees and agents of Collateral Agent and any such sub-agent. Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6Resignation of Collateral Agent.

(a)Resignation. Collateral Agent may at any time give notice of its resignation to Lenders and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders (determined for this purpose only without including Collateral Agent as a Lender) shall have the right to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders as so determined), then the retiring Collateral Agent may (but shall not be obligated to), on behalf of Lenders, appoint a successor Collateral Agent that is a national bank with offices in Nashville, Tennessee. Such resignation shall become effective upon the appointment of, and acceptance of appointment by, a successor Collateral Agent.

(b)Continued Indemnity. After the retiring or removed Collateral Agent's resignation, the provisions of this Article and the indemnity provisions of this Agreement and other Loan Documents shall continue in effect for the benefit of such retiring or removed Collateral Agent, its sub-agents, and their respective employees and agents respecting any actions taken or omitted to be taken by any of them while the retiring or removed Collateral Agent was acting as Collateral Agent.

10.7    Replacement of Collateral Agent in Certain Circumstances. If (i) CCSD I or CCSD II assigns or sells a participation interest (except to the other) in any of the Term Loan held by it as of the Closing Date, and (ii) Harbert has not, as of the time of such assignment or sale, assigned or sold a participation interest in the Term Loan held by it as of the Closing Date, then Harbert may within thirty (30) days by notice to CCSD I and CCSD II and Borrowers remove CCSD I as Collateral Agent and substitute Harbert as Collateral Agent. As the former Collateral Agent, CCSD I would continue to have the residual rights of indemnity that it would have had if it had resigned.

10.8    Non-Reliance on Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Collateral Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Collateral Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.9    Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Collateral Agent shall have made any demand on Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)
to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Collateral Agent and their respective agents and counsel and all other amounts due Lenders and Collateral Agent under the Loan Documents that are allowed in such judicial proceeding); and

(ii)	to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and

any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Collateral Agent and, in the event that Collateral Agent shall consent to the making of such payments directly to Lenders, to pay to Collateral Agent any amount due for the reasonable compensation, expenses, disbursements, and advances of Collateral Agent and its agents and counsel, and any other amounts due Collateral Agent under the Loan Documents.

10.10    Exercise of Remedies. Collateral Agent shall proceed as set forth in this Section regarding the exercise of remedies upon an Event of Default.

(a)Unanimous Approval Absent Change. If, at the time of determination, Harbert and CCSD I/CCSD II are equal owners of the entire legal and beneficial interests in the Term Loans, Collateral Agent shall exercise no remedy under any Loan Document without the prior approval of the Required Lenders.

(b)Collateral Agent Judgment if Change. If, at the time of determination, Harbert and CCSD I/CCSD II are not equal owners of the entire legal and beneficial interests in the Term Loans, Collateral Agent shall exercise such remedies and refrain from the exercise of such remedies as it may deem appropriate, and may seek the approval of Lenders on such matters as Collateral Agent may determine.

(c)Reasonable Advice to Lenders. Collateral Agent shall in all cases keep Lenders reasonably apprised of Collateral Agent's actions in the enforcement of remedies and, to the extent circumstances reasonably permit, shall consult with Lenders regarding such enforcement.

10.11    Administrative Collateral Matters.

(a)    Authority to Release. Lenders irrevocably authorize Collateral Agent, at its option and in its discretion:

(i)
to release any Encumbrance on any Property granted to or held by Collateral Agent under any Loan Document (x) upon termination of all commitments and payment in full of all Obligations (other than contingent indemnification obligations), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) if approved, authorized, or ratified in writing by the Required Lenders;

(ii)	to subordinate any Encumbrance on any Property granted to or held by Collateral Agent under any Loan Document to the holder of any Encumbrance on such Property that is permitted by this Agreement; and

(iii)	to release a Borrower from its liability for the Obligations if such Person ceases to be an Affiliate of the remaining Borrower(s) as a result of a transaction permitted under the Loan Documents.

(b)Confirmations. Upon request by Collateral Agent at any time, the Required Lenders will confirm in writing Collateral Agent's authority to release or subordinate its interest in particular types or items of Property.

10.12    No Duty to Monitor Collateral. Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value, or collectability of the Collateral, the existence, priority, or perfection of Collateral Agent's Encumbrance thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Collateral Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

10.13Sharing Among Lenders.

(a)Settling Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notifY Collateral Agent of such fact and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)
if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)
the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to Borrowers (as to which the provisions of this paragraph shall apply).

(b)Borrowers' Agreement. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrowers in the amount of such participation.

ARTICLE 11.
GENERAL PROVISIONS

11.1    Usury Savings Provision. It is the intention of the parties that all consideration under or in connection with this Agreement, the other Loan Documents, and the Obligations, however denominated, and including (without limitation) all interest; commitment, transaction, or processing fees; late charges; loan charges; and other such charges shall be limited to the maximum lawful amount permitted under applicable state law or, if higher, applicable federal law (the "Maximum Lawful Amount"). Such consideration shall be characterized and all provisions of the Loan Documents shall be construed so as to uphold the validity of charges provided for therein and any rates shall be calculated based upon the scheduled maturity of the Obligations and not based upon any prepayment or early maturity by acceleration. If for any reason, any interest and/or other charges paid or contracted to be paid in respect of the Term Loans shall exceed the Maximum

Lawful Amount, then, ipso jacto, the obligation to pay such interest and/or other charges shall be reduced to the Maximum Lawful Amount in effect from time to time, and any amounts collected by Lenders that exceed the Maximum Lawful Amount shall be applied to the reduction of the principal balance of the Term Loans and/or refunded to Borrowers so that at no time shall the interest or loan charges paid or payable in respect of the Term Loans exceed the Maximum Lawful Amount. This provision shall control every other provision herein and in any and all other agreements and instruments now existing or hereafter arising between Borrowers and Lender with respect to the Term Loan.

11.2Publicity. Borrowers shall not issue any press release, notice, disclosure, or other such publicity regarding the Term Loans or their relationship with Lenders without the prior written consent of Lenders.

11.3No Reliance on Lender's Analysis. Borrowers acknowledge and represent that, in connection with the Obligations, they have not relied upon any financial projection, budget, assessment, or other analysis by Lenders or upon any representation by Lenders as to the risks, benefits, or prospects of their business activities or present or future capital needs incidental thereto, all such considerations having been examined fully and independently by Borrowers.

11.4No Marshaling of Assets. Lenders may proceed against any collateral securing the Obligations or other obligations to Lenders and against parties liable therefor in such order as it may elect, and neither a Borrower nor any surety or guarantor for a Borrower nor any creditor of a Borrower shall be entitled to require Lenders to marshal assets. Borrowers hereby expressly waive the benefit of any rule oflaw or equity to the contrary.

11.5Business Days. If any payment date under the Obligations falls on a day that is not a Business Day, or if the last day of any notice period falls on such a day, the payment shall be due and the notice period shall end on the next following Business Day.

11.6Limitations of Damages. In no event shall Lenders ever be liable to Borrowers for (i) special, consequential, incidental, or other such damages arising from or related to the Term Loans or any of the Loan Documents, or (ii) punitive, exemplary, or other such damages arising from or related to the Term Loans or any ofthe Loan Documents.

11.7Notices. All notices and communications relating to this Agreement shall be effective only when made in writing and actually delivered by mail, overnight courier, special courier, telecopier, email or otherwise to the addresses set forth below (or to such other address as a party may direct by a notice that complies with this Section), provided that (i) facsimile transmissions shall be effective only when confirmation of is received from the intended recipient's facsimile machine and, (ii) due to uncertainties caused by email volumes, spam filters, and other technical and practical matters, email transmissions shall be effective as notice only when and if receipt thereof is actually confirmed by the intended recipient:

Ifto Borrowers:	i3 Verticals, LLC Attention: Greg Daily 40 Burton Hills Blvd., Suite 415 Nashville, TN 37215 Email: GregDaily@chargepayment.net

With a copy (which shall not constitute notice) to:
Waller Lansden Dortch & Davis, LLP Attn: Gerald F. Mace 511 Union Street, Suite 2700 Nashville, Tennessee 37219 Email: gerald.mace@wallerlaw.com

If to Harbert:	Harbert Mezzanine Partners III, L.P. Attn: John C. Harrison 618 Church Street, Suite 500 Nashville, TN 37219 Email: jharrison@harbert.net

And to:	Harbert Mezzanine Partners III, L.P. Attn: David Boutwell 2100 Third Avenue North Suite 600 Birmingham, Alabama 35203-3371 Email: dboutwell@harbert.net

With a copy (which shall not constitute notice) to:

Bradley Arant Boult Cummings LLP Attn: John E. Murdock III Roundabout Plaza 1600 Division Street, Suite 700 Nashville, Tennessee 37203 Fax: 615/252-6359 Email: jmurdock@babc.com

If to CCSD II:	CCSD II, L.P. c/o Capital Alignment Partners 4015 Hillsboro Pike, Suite 210 Nashville, TN 37215 Attn: Maston L. Ballew Email: leeballew@claritascapital.com

If to CCSD I (as Lender or as Collateral Agent):

Claritas Capital Specialty Debt Fund, L.P. c/o Capital Alignment Partners 4015 Hillsboro Pike, Suite 210 Nashville, TN 37215 Attn: R. Burton Harvey Email: bharvey@claritascapital.com

With a copy (which shall not constitute notice) to:

Bradley Arant Boult Cummings LLP Attn: John E. Murdock III Roundabout Plaza 1600 Division Street, Suite 700 Nashville, Tennessee 37203 Fax: 615/252-6359 Email: jmurdock@babc.com

11.8    Not Fiduciary; No Third Party Beneficiaries. Neither Lenders nor Collateral Agent is a fiduciary of a Borrower under any agreement or for any purpose. This Agreement has been executed for the sole benefit of the parties hereto, and no third party is authorized to rely upon Lenders' or Collateral Agent' rights or duties hereunder.

11.9Incorporation of Schedules. All Schedules and Exhibits referred to in this Agreement are incorporated herein by this reference.

11.10Indulgence Not Waiver. Any party's indulgence in a departure from the terms of this Agreement shall not prejudice the party's right to demand strict compliance with this Agreement, absent a written waiver or amendment that would be binding under the terms of this Agreement.

11.11Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties, except that (i) Borrowers may not assign any rights or delegate any obligations arising hereunder without the prior written consent of Lenders, and (ii) Lenders may assign their rights only as permitted in this Section. Any attempted assignment or delegation by Borrowers without the required prior written consent shall be void. Lenders may freely assign the Term Loans or grant participation interests in the Term Loans, in each case in whole or in part; provided, however, (i) no such assignment or participation interest in a Term Loan shall be effective unless and until notice thereof is given to Lenders, Borrowers, and Collateral Agent; (ii) absent the consent of Lenders, Borrowers, and Collateral Agent, no assignment or participation interest may be transferred to a Person whose foreign status would impose any duty of withholding or other burden or restriction upon any of Lenders, Borrowers, or Collateral Agent; and (iii) absent the occurrence and continuation of an Event of Default, Lenders may not, without the written consent of Borrowers (which shall not be unreasonably withheld, delayed, or conditioned), assign a Term Loan or grant a participation interest therein to any Person except to (A) a Lender or an Affiliate of a Lender, or (B) an investment fund or other institutional investor that acquires a major part of a Lender's investment portfolio and which is not (either directly or through an Affiliate) engaged in Borrowers' Line of Business. To avoid doubt, upon and during the continuation of an Event of Default, Lenders may freely assign the Term Loans or grant participation interests in the Term Loans without Borrowers' consent.

11.12Entire Agreement. This Agreement and the other written agreements executed by the parties represent the entire agreement of the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein; provided, however, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provisions of this Agreement shall control.

11.13Construction. This Agreement has been actively negotiated by the parties with full benefit of counsel and shall not be construed against either party as author. This Agreement shall not be deemed as amended, modified, or waived or construed to vary from its express terms by any course of performance, course of dealing, or usage of trade.

11.14Requirements of Writing. When this Agreement requires that information be delivered in writing, or when it requires the delivery of information but is silent on the form of a delivery, it means that the required information must be delivered either in written language on paper or delivered as an electronic record in a generally accepted means of storage (e.g., a .pdf file, email text in format accepted by Microsoft Outlook, or faxed image). Oral statements shall not in any event suffice as writings, even if recorded, and regardless of their content.

11.15Amendments, Waivers, and Consents.

(a)Procedural Requirements. No provision of this Agreement or the other Loan Documents shall be amended, modified, or waived, and no related consent, approval, or additional agreement shall be binding, except as evidenced by a written document signed in hand by the party against whom such undertaking is to be enforced. Without limiting the foregoing, oral discussions (even if recorded), voice mail messages, and the text of ordinary electronic mail correspondence (that is, email correspondence that lacks a representation of a handwritten signature) shall not be binding, regardless of their content, its being the agreement of the parties that absent a handwritten signature all such communications should be conclusively regarded as nonbinding. A document signed in hand may be effectively evidenced by an electronic record that qualifies as a writing under this Agreement.

(b)Approval of Amendments and Waivers. This Agreement and the other Loan Documents may be amended, and provisions thereof waived, only upon the written agreement of Borrowers and Collateral Agent (except that the agreement of Borrowers shall not be required as to Article 10, except for Section 10.13(b)); provided, however, that no such agreement shall (i) increase the commitment of a Lender to extend any credit to any Borrower, without the written consent of such Lender, (ii) reduce the principal amount of any of the Term Loans or reduce the rate of interest thereon, or reduce fees payable thereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any of the Term Loans, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.11, any provision of Article 10, or this Section 11.15(b), without the written consent of all Lenders.

(c)    Lender Consent in Other Capacities. To avoid doubt, no action taken by a Lender designee on the Governing Body of a Borrower shall constitute a waiver or amendment of any provision of the Loan Documents. To the extent that any such action requires a waiver, consent, or amendment under the Loan Documents, Borrowers shall be responsible to raise the issue and propose or request a formal written waiver, consent, or amendment.

11.16Time of Essence. Time is of the essence of this Agreement, and all dates and time periods specified herein shall be strictly observed.

11.17Gender and Number. Words used herein indicating gender or number shall be read as context may require.

11.18Captions Not Controlling. Captions and headings have been included in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective Sections.

11.19     Counterparts. This Agreement may be executed in counterparts with all signatures or by counterpart signature pages, and it shall not be necessary that the signatures of all parties be contained on anyone document. Each counterpart shall be deemed an original, but all of them together shall constitute one and the same instrument.

11.20Compliance with Anti-Terrorism Laws. Borrowers, each holder of equity of Borrower, and all Beneficial Owners and Affiliates of Borrowers and each such owner of equity are and shall at all times remain in compliance with (i) the requirements of Executive Order No. 13224,66 Fed. Reg. 49079 (Sept. 25, 2001) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-65; and (ii) other Laws as may be enacted now or in the future relating to anti-terrorism measures.

11.21Applicable Law. The laws of the State of Tennessee (without giving effect to its conflicts of law principles) and applicable federal law shall govern all matters arising from or related to this Agreement and all other Loan Documents, including the validity, interpretation, construction, performance, and enforcement thereof; provided, however, pursuant to TCA §47-14-119, the substantive laws of the State of Alabama shall govern this Agreement and the other Loan Documents regarding interest, loan charges, commitment fees, brokerage commissions, and other consideration charged by Harbert, except to the extent that federal law upholding such charges may otherwise apply. The parties acknowledge that Harbert's principal office is located in Alabama and that such contacts are sufficient to support the election of Alabama law to the extent stated above.

11.22Consent to Jurisdiction; Exclusive Venue. Each party to this Agreement irrevocably consents to the jurisdiction of the United States District Court for the Middle District of Tennessee and of all Tennessee state courts sitting in Davidson County, Tennessee, for the purpose of any litigation to which any Lender may be a party and which arises from or is related to this Agreement or to any other Loan Document that does not expressly provide to the contrary. It is further agreed that venue for any such action shaH lie exclusively with such courts, unless (i) Lenders and Collateral Agent agree to the contrary in writing, or (ii) Lenders or Collateral Agent initiate litigation in another court that has personal jurisdiction over the parties to that action or has in rem jurisdiction over Property relevant to the action. The parties waive any right to assert that the elected forum is not convenient and any right to raise any other objection to this election of exclusive venue.

11.23    Waiver of Jury Trial. Each party to this Agreement hereby knowingly, voluntarily, and with fun benefit of counsel, irrevocably waives any right to obtain a trial by jury in any litigation arising from or related to this Agreement or to any other Loan Document and confirms that the effect of this waiver is that an issues of fact and law in any such litigation shall be determined by a judge acting without a jury. This waiver is a material inducement to the execution of this Agreement and is intended to apply whether such litigation is based upon contract, tort, statute, or any other authority.

11.24    Amended and Restated Agreement. This Agreement is an amendment to and restatement of, and not an extinguishment of, the obligations of the Borrowers under the Existing Borrowers Loan Agreement. All guaranty agreements, liens, assignments and security interests securing the Obligations and the Loan Documents are hereby ratified, confirmed, renewed, extended and brought forward as security for the Obligations described in this Agreement, in addition to and cumulative of all other security.

11.25    Joinder of i3 Management and i3-RS. i3 Management and i3-RS each hereby joins in this Agreement and the other Loan Documents to which the other Existing Borrowers are a party, including joining in (ii) the Term Loan Notes as a "Maker," and (iii) the Security Agreement as a "Debtor," and all such documents are hereby amended to include each of i3 Management and i3-RS as a party thereto. i3 Management and i3-RS each further (i) agrees to make all of the representations and warranties set forth in this Agreement and the other Loan Documents to which it is joined as of the date hereof; (ii) grants to Collateral Agent, for the benefit of Lenders, pursuant to the terms and provisions of the Loan Agreement and the Security Agreement, a valid and enforceable security interest in and to all of its assets constituting Collateral (as defined in the Security Agreement), free and clear of all Encumbrances except as otherwise provided in the Loan Agreement; and (iii) agrees that it hereby assumes, and is a direct obligor primarily liable for, all of the Obligations, whether now or hereafter arising. Without limiting the foregoing, i3 Management and i3-RS each agrees that it shall be jointly and severally liable with Existing Borrowers and any other Borrower for all liabilities and obligations of each such Borrower to Collateral Agent and Lenders irrespective of when such liabilities or obligations first arose under this Agreement or the other Loan Documents. In furtherance of the foregoing, i3 Management and i3-RS each agrees to execute and/or deliver to Collateral Agent such additional loan documents, security instruments, UCC financing statements, and other documents, instruments, certificates or agreements as

Collateral Agent may reasonably request to give effect to this joinder of i3 Management and i3-RS.

11.26Affirmation; Collateral; Consent; Waivers regarding Warrants and Leases.

(a)Affirmation of Loan Documents. Borrowers acknowledge, warrant, and represent that (i) pursuant to the Loan Documents, their obligations to repay the Obligations are absolute and unconditional, and there exists no right of deduction, setoff, recoupment, counterclaim or defense of any nature whatsoever to payment of the Obligations, (ii) the Loan Documents are valid and enforceable against Borrowers in accordance with their terms (subject to principles of equity and laws applicable to the rights of creditors generally, including bankruptcy laws) and grant valid and perfected security interests and liens in the collateral described therein with the priority required by the Loan Documents, and (iii) no Default or Event of Default presently exists under the Loan Documents. Borrowers hereby release Lenders and Collateral Agent from any claim, defense, or right of setoff, known or unknown, that any Borrower may have against any of them as of the execution of this Agreement; provided, however, to avoid doubt, Lenders and Collateral Agent are not released from their future obligations under the Loan Documents.

(b)Collateral. Each Borrower acknowledges and agrees that it previously has granted, or contemporaneously herewith is granting, to Collateral Agent a continuing security interest in substantially all of its Property pursuant to the Security Agreement. Each Borrower hereby (i) affirms its grant of a security interest in the Collateral (as defined in the Security Agreement) to secure the Obligations, and (ii) acknowledges that Secured Party shall have all rights and remedies of a secured party provided by the UCC.

(c)    Approval of Increase to Senior Debt. Lenders (i) consent to Borrowers' incurring of Debt pursuant to the Senior Loan Agreement, (ii) agree that such Debt shall be treated as a Senior Loan under this Agreement, and (iii) agree that First Bank shall be treated as the Administrative Agent under the Loan Agreement.

(d)    Waiver of Certain Matters Regarding Issuance of Equity. Lenders agree that i3 Verticals may issue 120,000 Class P non-voting units of i3 Verticals to Ian Halpern, Chris Toppino, and Henry Lau pursuant to that Asset Purchase Agreement dated as of December 31, 2014, between RentShare, Inc., certain "Owners" thereof, and i3-RS without making any adjustment to the Warrants pursuant to Section 8 thereof.

(e)Certain Matters Regarding Leases.

(i)    Lenders hereby waive the requirements of Section 6.13 of this Agreement with respect to (i) the lease by i3-RS of office space located at 115 East 23rd St., Unit 325, New York, New York, (ii) the lease by CP-USDC of office space located at 2761 E. Skelly Drive, Suite 105, Tulsa, Oklahoma, and (iii) the lease by i3 Verticals of office space located at 40 Burton Hills Blvd., Suite 200, Nashville, Tennessee, so long as Borrowers vacate such space on or before April 1, 2015.

(ii)    Lenders hereby agree that the time for delivering applicable landlord agreements pursuant to Section 6.13 of this Agreement is hereby extended to (i) on or before February 9, 2015, with respect to the lease by i3 Verticals of office space located at 2500 Cumberland Parkway, Atlanta, GA 30339, and (ii) on or before the date of occupancy with respect to the lease by i3 Verticals of office space located at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee.

[The remainder of this page is intentionally left blank.]

This First Amended and Restated Loan Agreement is dated as of the date first written above.

LENDERS:

CCSD II, L.P.

By:	CCSD GP II, LLC its General Partner

	By:	/s/ R. Burton Harvey
	Name:	R. Burton Harvey
	Title:	Managing Partner

CLARITAS CAPITAL SPECIALTY DEBT FUND, L.P.

By:	CCSD GP, LLC its General Partner

	By:	/s/ R. Burton Harvey
	Name:	R. Burton Harvey
	Title:	Managing Partner

HARBERT MEZZANINE PARTNERS III, L.P.

By:	HMP III GP, LLC, Its General Partner

	By:	Harbert Mezzanine Partners III GP, LLC, its Sole Manager

		By:	Harbert Mezzanine Manager III, Inc., its Sole Manager

			By:	/s/ John C. Harrison
			Name:	John C. Harrison
			Title:	VP

[Signatures to First Amended and Restated Loan Agreement Continue]

COLLATERAL AGENT:

CLARITAS CAPITAL SPECIALTY DEBT FUND, L.P. .

By:	CCSD GP, LLC its General Partner

	By:	/s/ R. Burton Harvey
	Name:	R. Burton Harvey
	Title:	Managing Partner

BORROWERS:

I3 VERTICALS, LLC

By:	/s/ Clay Whitson
Name:	Clay Whitson
Title:	Chief Financial Officer

i3 VERTICALS MANAGEMENT SERVICES, INC.

By:	/s/ Clay Whitson
Name:	Clay Whitson
Title:	Chief Financial Officer

CP-TOPS, LLC

By:	/s/ Clay Whitson
Name:	Clay Whitson
Title:	Chief Financial Officer

CP-USDC, LLC

By:	/s/ Clay Whitson
Name:	Clay Whitson
Title:	Chief Financial Officer

[Continued Signatures to First Amended and Restated Loan Agreement]

CP-PS, LLC

By:	/s/ Clay Whitson
Name:	Clay Whitson
Title:	Chief Financial Officer

CP-APS, LLC

By:	/s/ Clay Whitson
Name:	Clay Whitson
Title:	Chief Financial Officer

[Continued Signatures to First Amended and Restated Loan Agreement]

CP-DBS, LLC

By:	/s/ Clay Whitson
Name:	Clay Whitson
Title:	Chief Financial Officer

i3-RS, LLC

By:	/s/ Clay Whitson
Name:	Clay Whitson
Title:	Chief Financial Officer

[Continued Signatures to First Amended and Restated Loan Agreement]

SCHEDULES

TO

LOAN AGREEMENT

Lenders:

CCSD II, L.P.

Claritas Capital Specialty Debt Fund, L.P.

Harbert Mezzanine Partners III, L.P.

Collateral Agent:

Claritas Capital Specialty Debt Fund, L.P.

Borrowers:

i3 VERTICALS, LLC
i3 VERTICALS MANAGEMENT SERVICES, INC.
CP-TOPS, LLC
CP-USDC, LLC
CP-PS, LLC
CP-APS, LLC
CP-DBS, LLC
i3-RS, LLC

Dated as of January 9, 2015

Schedule 5.5 Required Consents

None.

Schedule 5.6 Pending Orders

None.

Schedule 5.7 Pending Proceedings

None.

Schedule 5.8 Past Proceedings and Orders

Trust One Payment Services, Inc. and Global Payments Direct, Inc. were sued by the FTC in contempt proceedings filed July 18, 2013 regarding their failure to honor an asset freeze relating to the reserve funds for two merchants, Ambrosia Website Design and Western GPS.

In its Asset Purchase Agreement with Trust One Payment Services, Inc., dated December 24, 2012, CP-TOPS, LLC did not assume any of these liabilities (2.2(b)(ix) in the APA). At issue with the FTC are approximately $800,000 in merchant reserves which Global and the seller held and funded to cover customer chargebacks. In addition, the seller funded over $200,000 of additional chargebacks over the reserves. All chargeback funds went directly to customers. The seller settled with the FTC.

Schedule 5.9 Exceptions to Financial Statements

None.

Schedule 5.11 Debt

1.
Amended and Restated Term Loan Agreement and Revolving Loan Agreement dated as of the date hereof (the “Senior Loan Agreement”) among Borrowers, certain lenders signatory thereto, and First Bank, as Administrative Agent for such lenders. Each Borrower has granted a security interest in substantially all its assets to secure each Borrower’s obligations under the Senior Loan Agreement.

2.	Third Amended and Restated 10% Subordinated Convertible Promissory Note dated of even date herewith, in the principal sum of $1,000,000 executed by i3 in favor of Gregory S. Daily and Collie F. Daily.

3.
Term Notes dated February 14, 2014, in the aggregate principal sum of $16,608,000, and Term Notes dated June 30, 2014, in the aggregate principal sum of $1,000,000 executed by i3 in favor of various Friends and Family investors, pursuant to that certain Master Note Purchase Agreement dated as of February 14, 2014.

4.	Subordinated Promissory Note dated May 9, 2014, in the principal sum of $1,000,000 executed by CP-APS in favor of Advanced Payment Solutions, LLC

5.	Subordinated Promissory Note dated May 23, 2014, in the principal sum of $500,000 executed by CP-DBS in favor of Data Business Systems of Colorado, Inc.

Schedule 5.12 Off-Balance-Sheet Transactions

None.

Schedule 5.13 Unpaid Taxes

None.

Schedule 5.14 ERISA Plans

United Healthcare PPO Plan 07X
United Healthcare HDHP Plan 9N2
Delta Dental Dual Network Advantage Plan – Voluntary Dental Plan
Vision Service Plan VSP Choice – Voluntary Vision Care Plan
Unum Life Insurance – Voluntary Life Insurance for Employees, Spouses, and Children Wells Fargo Health Savings Accounts

Schedule 5.17 Locations of Property

1.	i3 Verticals, LLC

a.	40 Burton Hills Blvd, Suite 200, Nashville, TN 37215*

2.	CP-TOPS, LLC

a.	2500 Cumberland Parkway, Atlanta, GA 30339

3.	CP-USDC, LLC

a.	800 Westchester Avenue, Rye Brook, NY 10573

b.	2761 E. Skelly Drive, Suite 105, Tulsa, OK 74015

4.	CP-PS, LLC

a.	n/a

5.	CP-APS, LLC

a.	40 Burton Hills Blvd, Suite 200, Nashville, TN 37215*

6.	CP-DBS, LLC

a.	6622 Esmerelda, Castle Rock, CO 80108**

7.	i3 Verticals Management Services, Inc.

a.	n/a

8.	i3-RS, LLC

a.	115 East 23rd Street, Number 325, New York, New York 10010

*    Borrower has also entered into a lease with Burton Hills IV Investments, Inc. concerning the real property located at 40 Burton Hills Blvd, Suite 415, Nashville, TN 37215 but does not currently occupy such property. Borrower intends to vacate 40 Burton Hills Blvd, Suite 200, Nashville, TN 37215 before March 1, 2015 and take possession of 40 Burton Hills Blvd, Suite 415, Nashville, TN 37215 at such time.

**    Personal home of CP-DBS, LLC employee; not subject to real property lease

Schedule 5.18 Condition of Properties

None.

Schedule 5.19 Casualties and Extraordinary Events

None.

Schedule 5.20 Condemnation

None.

Schedule 5.21 Intellectual Property

1.	i3 Verticals, LLC

a. www.chargepayment.net
b.

Mark	Serial No. Reg. No.	Filing Date Reg. Date	Status
CP CHARGE PAYMENT	85833046	Jan. 25, 2013	Pending

CHARGE PAYMENT	85833046	Jan. 25, 2013	Pending
I3 Verticals	86491209	December 26, 2014	Pending
	86491215	December 26, 2014	Pending

2.	CP-TOPS, LLC

a.	www.trustonepaymentservices.com

b.	www.trustoneps.com
c.
3.    i3-RS, LLC

a.

Mark	Serial No. Reg. No.	Filing Date Reg. Date	Status

Mark	Serial No. Reg. No.	Filing Date Reg. Date	Status
RENTSHARE	77868578	November 9, 2009	Active

b.

Domain Names:
rentshare.com
rentshare.co
spaaaaaace.com

3.	CP-USDC, LLC

a. www.usdc.com

4.     CP-DBS, LLC

a.

Mark	Serial No. Reg. No.	Filing Date Reg. Date	Status
PAYSCHOOLS	78574938	February 25, 2005	Active

b.

Domain names:

a)databusys.com

b)fundraisers4schools.com

c)dbscart.com

d)sdms2.com

e)give2schools.com

f)give2schools.org

g)payschools.org

h)qspllc.com

i)qspllc.net

j)payschools.com

k)qsppos.info

l)asp-starts.net

m)asp-stars.org

n)asp-stars.com

o)payforit.net

p)p4test.com

q)smds2.com

r)fees4schools.com

s)qsppos.com

t)qsppos.net

u)usdc-chargeit.com

Schedule 5.22 Equity Interests

1.	i3 Verticals, LLC

a.	100% of Equity Interests of CP-TOPS, LLC, CP-USDC, LLC, CP-PS, LLC, CP-APS, LLC, CP-DBS, LLC, i3 Verticals Management Services, Inc., and i3-RS, LLC

2.	CP-TOPS, LLC

a.	None

3.	CP-USDC, LLC

a.	None

4.	CP-PS, LLC

a.	None

5.	CP-APS, LLC

a.	None

6.	CP-DBS, LLC

a.	None

7.	i3 Verticals Management Services, Inc.

a.	None

8.	i3-RS, LLC

a.	None

Schedule 5.23 Hedge Agreements

None.

Schedule 5.24 Violations of Law

None.

Schedule 5.25 Environmental Matters

None.

Schedule 5.29 Labor Matters

None.

Schedule 5.31 Affiliate Transactions

1.	i3 Verticals, LLC

a.
Third Amended and Restated 10% Subordinated Convertible Promissory Note dated August 14, 2013, in the principal sum of $1,000,000 executed by i3 Verticals, LLC in favor of Gregory S. Daily and Collie F. Daily.

Schedule 5.32 Capitalization

(a)

	Class A		Common		Class P		Diluted Participation
	Shares	%	Shares	%	Shares	%	Shares	%
Greg Daily & Affiliates	5,450,000	50.2%	333,887	11.4%	2,712,500	54.8%	8,496,387	45.3%
FAP & Affiliates	4,900,000	45.2%	90,481	3.1%	167,443	3.4%	5,157,924	27.5%
Jay Turner & Affiliates	500,000	4.6%	162,872	5.5%	-	0.0%	662,872	3.5%
Management (issued)	-	0.0%	18,323	0.6%	1,780,714	36.0%	1,799,037	9.6%
Management (authorized, not issued) Board of Directors - nonowner or	-	0.0%	-	0.0%	120,000	2.4%	120,000	0.6%
management	-	0.0%	-	0.0%	167,443	3.4%	167,443	0.9%
2013 Mezzanine Lenders	-	0.0%	1,423,688	48.4%	-	0.0%	1,423,688	7.6%
F&F Lenders	-	0.0%	912,080	31.0%	-	0.0%	912,080	4.9%

TOTAL	10,850,000	100.0%	2,941,330	100.0%	4,948,100	100.0%	18,739,431	100.0%

As if the Daily Note were converted to Series A:

	Class A		Common		Class P		Diluted Participation
	Shares	%	Shares	%	Shares	%	Shares	%
Greg Daily & Affiliates	6,450,000	54.4%	333,887	11.4%	2,712,500	54.8%	9,496,387	48.1%
FAP & Affiliates	4,900,000	41.4%	90,481	3.1%	167,443	3.4%	5,157,924	26.1%
Jay Turner & Affiliates	500,000	4.2%	162,872	5.5%	-	0.0%	662,872	3.4%
Management (issued)	-	0.0%	18,323	0.6%	1,780,714	36.0%	1,799,037	9.1%
Management (authorized, not issued)	-	0.0%	-	0.0%	120,000	2.4%	120,000	0.6%
Board of Directors - nonowner or		0.0%		0.0%		3.4%		0.8%
management	-		-		167,443		167,443
2013 Mezzanine Lenders	-	0.0%	1,423,688	48.4%	-	0.0%	1,423,688	7.2%
F&F Lenders	-	0.0%	912,080	31.0%	-	0.0%	912,080	4.6%

TOTAL	11,850,000	100.0%	2,941,330	100.0%	4,948,100	100.0%	19,739,431	100.0%

ii.	No outstanding warrants, options, and other such rights, other than Mezzanine Lenders warrants in (i) above.

iii.
Section 11.1 of the LLC Agreement provides for a redemption of the Class A Units held by FAP out of funds lawfully available therefor at any time on or after the date Gregory S. Daily ceases to be active in the Company as President and CEO.

Schedule 5.32 Capitalization, cont’d

(b) None

Schedule 5.33 Permits and Licenses

None.

Schedule 5.34 Employment Agreements

1.	Employment Agreement dated August 14, 2013, between CP-USDC, LLC and Peter Gatof

2.	Employment Agreement dated May 9, 2014, between CP-APS, LLC and Jennifer Brinkman

Schedule 5.35 Management

1.	i3 Verticals, LLC

a.	Board of Directors

i.	David M. Wilds

ii.	Timothy McKenna

iii.	John C. Harrison

iv.	Gregory S. Daily

v.	Clay Whitson

vi.	Thomas H. Bryant

b.	Management

i.	Gregory S. Daily, President and CEO

ii.	Clay Whitson, CFO and Secretary

iii.	Scott Meriwether, Vice President

2.	CP-TOPS, LLC

a.	Management

i.	Gregory S. Daily, President and CEO

ii.	Clay Whitson, CFO and Secretary

iii.	Scott Meriwether, Vice President

3.	CP-USDC, LLC

a.	Management

i.	Gregory S. Daily, President and CEO

ii.	Clay Whitson, CFO and Secretary

iii.	Scott Meriwether, Vice President

4.	CP-PS, LLC

a.	Management

i.	Gregory S. Daily, President and CEO

ii.	Clay Whitson, CFO and Secretary

iii.	Scott Meriwether, Vice President

5.	CP-APS, LLC

a.	Management

i.	Gregory S. Daily, President and CEO

ii.	Clay Whitson, CFO and Secretary

iii.	Scott Meriwether, Vice President

6.	CP-DBS, LLC

a.	Management

i.	Gregory S. Daily, President and CEO

ii.	Clay Whitson, CFO and Secretary

iii.	Scott Meriwether, Vice President

7.	i3 Verticals Management Services, Inc.

a.	Management

i.    Gregory S. Daily, President and CEO

ii.    Clay Whitson, CFO and Secretary

iii.    Scott Meriwether, Vice President

8.	i3-RS, LLC

a.	Management

i.    Gregory S. Daily, President and CEO

ii.    Clay Whitson, CFO and Secretary

iii.    Scott Meriwether, Vice President

Schedule 5.36 Material Contracts

Processing Agreements

1.	USDC: First Data 2002 ISO Agreement as amended

2.	USDC: Chase Paymentech 2010 ISO Agreement as amended

3.	USDC: RBS Worldpay 2007 ISO Agreement and Sponsorship Agreement

4.	TOPS: Global Payments 2005 Merchant Services Agreement as amended

5.	PS: None.

6.	APS: Global Payments 2006 Merchant Services Agreement as amended

7.	APS: Sage Payment Solutions 2007 ISO Services Agreement as amended

8.	DBS: Vantiv and Fifth Third Bank 2013 Bank Card Merchant Agreement as amended

9.	i3: First Data 2013 Wholesale ISO Agreement

10.	i3-RS: Merchant Warehouse - Merchant Processing Application and Agreement

11.	i3-RS: Crescent Processing Company - Merchant Application and Agreement

Real Estate Leases

1.
USDC: Lease Agreement dated as of May 30, 2006, as amended May 30, 2013, as further amended August 14, 2013, by and between USDC, as tenant and 800-60 Westchester Avenue, LLC, as landlord regarding the real property located at 800 Westchester Avenue, Rye Brook, NY 10573.

2.
USDC: Office Building Lease dated March 1, 2013, by and between USDC as tenant-by-assignment from Dave Miley, and Skelly & Utica Partnership, as landlord regarding the real property located at 2761 E. Skelly Drive, Suite 105, Tulsa, OK 74015.

3.	i3: Office Lease dated May 27, 2014, by and between i3, as tenant, and GPI Bayport, Ltd., as landlord regarding the real property located at 2500 Cumberland Parkway, Atlanta, GA 30339

4.
i3: Lease Agreement dated July 28, 2014, by and between i3, as tenant, and Burton Hills IV Investments, Inc., as landlord regarding the real property located at 40 Burton Hills Blvd, Suite 415, Nashville, TN 37215.

5.	i3: Sublease dated May 23, 2014, by and between i3, as subtenant, and AmSurg Corporation, as sublandlord, regarding the real property located at 40 Burton Hills Blvd, Suite 200, Nashville, TN 37215.

6.	PS: None.

7.	DBS: None.

8.	i3 Verticals Management Services, Inc.: None.

9.
i3-RS, LLC: CoWorkrs LLC License Agreement, by and between COWORKRS LLC, as landlord, and i3-RS, LLC (as successor-in-interest to RentShare, Inc.), regarding the real property located at 115 East 23rd Street, Number 325, New York, New York 10010

Vendors

1.    USDC: First Data 2002 ISO Agreement as amended

2.	TOPS: IMP Solutions IAA

3.	TOPS: Global Payments 2005 Merchant Services Agreement as amended

4.	PS: None.

5.	APS: Global Payments 2006 Merchant Services Agreement as amended

6.	APS: Sage Payment Solutions 2007 ISO Services Agreement as amended

7.	DBS: Vantiv and Fifth Third Bank 2013 Bank Card Merchant Agreement as amended

8.	i3: First Data 2013 Wholesale ISO Agreement

9.	i3: Century II Staffing, Inc. PEO Client Service Agreement

10.	i3-RS: Merchant Warehouse - Merchant Processing Application and Agreement

11.	i3-RS: Crescent Processing Company - Merchant Application and Agreement

Customers

None.

Other Contracts

None.

Schedule 5.37 Insurance Claims

None.

Schedule 5.38 Non-Compete Agreements

1.	i3 Verticals, LLC

a.	Non-Competition and Non-Solicitation Agreement dated August 14, 2013, between i3 and Gregory S. Daily

2.	CP-TOPS, LLC

a.	Residual Payment, Confidentiality, Non-Competition and Non-Solicitation Agreement dated December, 2012, between CP-TOPS, LLC and Robert Cason

b.	Independent Agent Agreement dated May 1, 2013 between CP-TOPS, LLC and Raul Anthony Orue

c.	Other Agents

3.	CP-USDC, LLC

a.	Employment Agreement dated August 14, 2013, between CP-USDC, LLC and Peter Gatof

b.	Asset Purchase Agreement dated August 14, 2013 between CP-USDC, LLC, Charge Payment, LLC, U.S. Data Capture, Inc. and Peter Gatof

c.	Purchase Option Agreement dated August 14, 2013 between CP-USDC, LLC, Charge Payment, LLC, USDC Partners, LLC and Peter Gatof.

d.	Agents/Referral Partners

3.	CP-PS LLC

a.
Confidentiality, Non-Competition and Non-Solicitation Agreement dated as of February 14, 2014 by and between Merchant Processing Solutions, and Matthew Wiltsey and acknowledged and agreed to by CP-PS, LLC

4.	i3-RS, LLC

a.	Confidentiality, Non-Competition and Non-Solicitation Agreement dated as of December 31, 2014 by and between i3-RS, LLC and Henry Lau

b.	Confidentiality, Non-Competition and Non-Solicitation Agreement dated as of December 31, 2014 by and between i3-RS, LLC and Ian Halpern

c.	Confidentiality, Non-Competition and Non-Solicitation Agreement dated as of December 31, 2014 by and between i3-RS, LLC and Trevor Geise

d.	Confidentiality, Non-Competition and Non-Solicitation Agreement dated as of December 31, 2014 by and between i3-RS, LLC and Christopher Toppino

5.	Substantially all other employees of Borrowers have entered into a form of Non-Compete, Non-Solicitation, Confidentiality and Proprietary Rights Agreement.

Schedule 5.41 Fees and Commissions

None.